Exhibit 2.1

Execution Copy

AGREEMENT AND PLAN OF MERGER

By and Among

THEMAVEN, INC.,

TST ACQUISITION CO., INC.

and

THESTREET, INC.

Dated as of June 11, 2019

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

Appendix A – Definitions

Exhibit A – Form of CVR Agreement

-iv-

INDEX

(continued)

Page

1
1998 Plan	50
2
2007 Plan	50
A
Acceptable Confidentiality Agreement	50
Adverse Recommendation Change	30
Aggregate Merger Consideration	50
Agreement	1
Alternative Acquisition Agreement	30
B
Balance Sheet Date	13
Blue Sky Laws	50
Book-Entry Shares	3
Business Day	050
C
Capitalization Date	9
Certificate of Merger	2
Certificates	4
Chosen Courts	46
Closing	2
Closing Date	2
Code	50
Committee	30
Company	1
Company Benefit Plan	50
Company Common Stock	1
Company Disclosure Schedule	8
Company Employees	15, 35
Company Intellectual Property Rights	15
Company Lease	50
Company Material Adverse Effect	39, 51
Company Material Contract	17
Company Option	52
Company Permits	11
Company Plans	52
Company Preferred Stock	9
Company Recommendation	52

-v-

INDEX

(continued)

Page

Company Related Parties	43
Company SEC Documents	11
Company Securities	9
Competing Proposal	32
Confidentiality Agreement	52
Contract	52
CVR Agreement	36
D
D&O Insurance	34
DGCL	52
Dissenting Shares	7
Distribution	52
E
Effective Time	2
Electronic Data Room	19
ERISA	52
ERISA Affiliate	53
Escrow Account	4
Escrow Agent	4
Escrow Deposit	4
Excess Cash Amount	53
Exchange Act	53
Exchange Fund	4
Expenses	53
G
GAAP	53
Governmental Authority	53
I
Indemnitee	53
Intellectual Property Rights	15
IRS	53
K
Knowledge	53
L
Law	53
Lien	54

-vi-

INDEX

(continued)

Page

M
Merger	1
Merger Consideration	3
Merger Sub	1
N
New Plans	35
Notice of Superior Proposal	31
O
Order	54
P
Parent	1
Parent Disclosure Schedule	19
Parent Material Adverse Effect	39, 54
Parent Organizational Documents	20
Parent SEC Documents	22
Paying Agent	4
Per Share Amount	54
Permitted Lien	54
Person	54
Proxy Statement	12
R
Recapitalization	1
Representatives	55
Requisite Stockholder Approval	18
RWI Policy	37
S
Sarbanes-Oxley Act	11
SEC	55
Secretary of State	55
Securities Act	55
Stockholders’ Meeting	28
Subsidiary	55
Superior Proposal	33
Surviving Corporation	2
T
Takeover Statutes	18
Tax	55

-vii-

INDEX

(continued)

Page

Tax Returns	55
Termination Date	40
Termination Fee	42
Third Party	55
Transaction Litigation	55
Treasury Regulations	56
U
Union	15
W
WARN Act	56

-viii-

THIS AGREEMENT AND PLAN OF MERGER, dated as of June 11, 2019 (this “Agreement”), is made by and among TheMaven, Inc., a Delaware corporation (“Parent”), TST Acquisition Co., Inc., a Delaware corporation and wholly owned Subsidiary of Parent (“Merger Sub”), and TheStreet, Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the respective boards of directors of Parent, Merger Sub and the Company have each approved and declared advisable, this Agreement and the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions and limitations set forth in this Agreement and in accordance with the DGCL, whereby each issued and outstanding share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) shall be converted into the right to receive the Merger Consideration;

WHEREAS, each of Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

WHEREAS, each of Eric Lundberg, Chief Executive Officer and Chief Financial Officer of the Company, and Margaret De Luna, President and Chief Operating Officer of the Company, have entered into letter agreements with the Company in which they have agreed to continue their service with the Surviving Corporation for a minimum of three months following Closing;

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, 180 Degree Capital Corp. and TheStreet SPV Series - a Series of 180 Degree Capital Management, LLC, solely in their capacities as stockholders of the Company, are entering into a Voting Agreement with Parent and Merger Sub (the “Voting Agreement”) pursuant to which each such stockholder is agreeing, upon the terms and subject to the conditions of such Voting Agreement, to vote at the Stockholders’ Meeting the shares of Company Common Stock beneficially owned by it in favor of the adoption of this Agreement and the approval of the Merger at the Stockholders’ Meeting; and

WHEREAS, prior to the Effective Time, the Company intends to either (a) distribute the Excess Cash Amount in exchange for a portion of the Company Common Stock by conducting a recapitalization of the Company Common Stock (the “Recapitalization”), in accordance with the DGCL and subject to the limitations under this Agreement, or (b) pay a cash distribution on the Company Common Stock equal to the Excess Cash Amount (the “Pre-Merger Special Distribution”) to holders of record of issued and outstanding shares of Company Common Stock immediately prior to the Effective Time.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants and subject to the conditions herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Article I

DEFINITIONS

Section 1.1        Definitions. Defined terms used in this Agreement have the respective meanings ascribed to them by definition in this Agreement or in Appendix A.

Article II

THE MERGER

Section 2.1        The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, whereupon the separate existence of Merger Sub shall cease, and the Company shall continue under the name “TheStreet, Inc.” as the surviving corporation (the “Surviving Corporation”) and shall continue to be governed by the laws of the State of Delaware.

Section 2.2        Closing. Subject to the satisfaction or, if permissible, waiver of the conditions set forth in Article VII, the closing of the Merger (the “Closing”) will take place by teleconference and the exchange of deliverables (in counterparts or otherwise) by electronic transmission in PDF format or by facsimile, at 10:00 a.m. (Eastern time) on a date to be specified by the parties hereto, but no later than the second Business Day after the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless another time, date or place is agreed to in writing by the parties hereto (such date being the “Closing Date”).

Section 2.3         Effective Time.

(a)       Concurrently with the Closing, the Company, Parent and Merger Sub shall cause a certificate of merger, or a certificate of ownership and merger, as applicable (the “Certificate of Merger”), with respect to the Merger to be executed and filed with the Secretary of State as provided under the DGCL. The Merger shall become effective upon the later of (a) the date and time at which the Certificate of Merger has been duly filed with the Secretary of State, or (b) if applicable, such other date and time as is agreed between the parties and specified in the Certificate of Merger (such date and time being hereinafter referred to as the “Effective Time”).

(b)       From and after the Effective Time, the Surviving Corporation shall possess all properties, rights, privileges, powers and franchises of the Company and Merger Sub, and all of the claims, obligations, liabilities, debts and duties of the Company and Merger Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Corporation.

Section 2.4        Certificate of Incorporation and Bylaws. Subject to Section 6.7, at the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation shall be amended to be identical to the certificate of incorporation and bylaws, respectively, of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with applicable Law and the applicable provisions of the certificate of incorporation and bylaws; provided that at the Effective Time, Article I of the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: “The name of the corporation is TheStreet, Inc.; and provided further that at the Effective Time, the title of the Bylaws of the Surviving Corporation shall be amended and restated in its entirety to read as follows: “Bylaws of TheStreet, Inc.”.

Section 2.5        Board of Directors. Subject to applicable Law, each of the parties hereto shall take all necessary action to ensure that the board of directors of the Surviving Corporation effective as of, and immediately following, the Effective Time shall consist of the members of the board of directors of Merger Sub immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

Section 2.6        Officers. From and after the Effective Time, the officers of the Surviving Corporation shall be the officers designated by the board of directors of Merger Sub prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified in accordance with applicable Law.

Article III

EFFECT OF THE MERGER ON CAPITAL STOCK;
EXCHANGE OF CERTIFICATES

Section 3.1        Effect on Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub or the holders of any securities of the Company or Merger Sub:

(a)       Cancellation of Company Securities. Each share of Company Common Stock held by the Company as treasury stock, held by a wholly owned Subsidiary of the Company or held by Parent or Merger Sub immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and no consideration or payment shall be delivered in exchange therefor or in respect thereof.

(b)       Conversion of Company Securities. Except as otherwise provided in this Agreement, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (after giving effect to the Recapitalization or Pre-Merger Special Distribution, as the case may be, other than shares canceled pursuant to Section 3.1(a) and Dissenting Shares) shall be converted into the right to receive (i) an amount in cash equal to the Per Share Amount and (ii) one contractual contingent value right per share of Company Common Stock (each, a “CVR”), subject to and in accordance with the CVR Agreement (collectively, the “Merger Consideration”), in each case, without any interest thereon and subject to any withholding of Taxes in accordance with Section 3.2(i). Each share of Company Common Stock to be converted into the right to receive the Merger Consideration as provided in this Section 3.1(b) shall be automatically canceled and shall cease to exist, and the holders of certificates (the “Certificates”) or book-entry shares (“Book-Entry Shares”) which immediately prior to the Effective Time represented such Company Common Stock shall cease to have any rights with respect to such Company Common Stock other than the right to receive, upon surrender of such Certificates or Book-Entry Shares in accordance with Section 3.2, the Merger Consideration, without interest thereon.

(c)       Conversion of Merger Sub Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock, par value of $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) fully paid share of common stock, par value $0.01 per share, of the Surviving Corporation and constitute the only outstanding shares of capital stock of the Surviving Corporation.

(d)       Adjustments. Without limiting the other provisions of this Agreement and subject to Section 6.1(c), if at any time during the period between the date of this Agreement and the Effective Time, any change in the number of outstanding shares of Company Common Stock shall occur as a result of a reclassification, recapitalization, stock split (including the 1-for-10 reverse stock split of the Company Common Stock approved by the Company’s board of directors in connection the Distribution and any other reverse stock split), or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the Merger Consideration shall be equitably adjusted to reflect such change; provided that the parties acknowledge that the Distribution and the Pre-Merger Special Distribution shall not require an adjustment to the Merger Consideration.

Section 3.2        Exchange of Certificates.

(a)       Escrow of Aggregate Cash Merger Consideration. As of the date of this Agreement, Parent has caused to be deposited an amount in cash equal to the Aggregate Cash Merger Consideration (the “Escrow Deposit”) with Citibank, N.A., as escrow agent (“Escrow Agent”), as collateral and security for the payment of the Aggregate Cash Merger Consideration, which amount shall be held in a segregated account (the “Escrow Account”) by Escrow Agent in accordance with the terms and conditions of the escrow and paying agent agreement entered by the parties hereto and the Escrow Agent into prior to the execution of this Agreement.

(b)       Designation of Paying Agent; Deposit of Exchange Fund. The Escrow Agent hereby is designated as the paying agent (the “Paying Agent”) for the payment of the Merger Consideration as provided in Section 3.1(b). Immediately after the Effective Time, the Escrow Deposit shall be deposited with the Paying Agent (such deposit, the “Exchange Fund”). In the event the Aggregate Cash Merger Consideration portion of the Exchange Fund shall be insufficient to make the payments contemplated by Section 3.1(b)(i) Parent shall promptly deposit, or cause to be deposited, additional funds with the Paying Agent in an amount that is equal to the deficiency in the amount required to make such payment. Following the Effective Time, if not already paid, Parent shall promptly cause the Paying Agent to make, and the Paying Agent shall make, payments of the Aggregate Cash Merger Consideration to the holders of Company Common Stock pursuant to Section 3.1(b). The Exchange Fund shall not be used for any purpose other than to fund payments pursuant to Section 3.1, except as expressly provided for in this Agreement.

(c)       As promptly as practicable following the Effective Time and in any event not later than the second Business Day thereafter, the Surviving Corporation shall cause the Paying Agent to mail (and to make available for collection by hand) to each holder of record of a Certificate or Book-Entry Share that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (x) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares, as applicable, shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent and which shall be in the form and have such other provisions as Parent may reasonably specify and (y) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the Merger Consideration into which the number of shares of Company Common Stock previously represented by such Certificate or Book-Entry Shares shall have been converted pursuant to this Agreement (which instructions shall provide that, at the election of the surrendering holder, (1) Certificates or Book-Entry Shares may be surrendered by hand delivery or otherwise or (2) the Merger Consideration in exchange therefor may be collected by hand by the surrendering holder or by wire transfer to the surrendering holder). The CVRs shall not be evidenced by a certificate or other instrument.

(d)       Upon surrender of a Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share for cancellation to the Paying Agent, together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions (including, without limitation, any necessary Tax forms), the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly represented by such Certificate or Book-Entry Share, to be mailed, made available for collection by hand or delivered by wire transfer, as elected by the surrendering holder, within two (2) Business Days following the later to occur of (i) the Effective Time or (ii) the Paying Agent’s receipt of such Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share, and the Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share so surrendered shall be forthwith canceled. The Paying Agent shall accept such Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. Until surrendered as contemplated by this Section 3.2(d), each Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share shall be deemed, at any time after the Effective Time, to represent only the right to receive, upon proper surrender, the Merger Consideration as contemplated by this Article III. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration payable upon the surrender of the Certificates or Book-Entry Shares.

(e)       In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, it shall be a condition of payment that any Certificate surrendered in accordance with the procedures set forth in this Section 3.2 shall be properly endorsed or shall be otherwise in proper form for transfer, or any Book-Entry Share shall be properly transferred, and that the person requesting such payment shall have paid any transfer taxes and other Taxes required by reason of the payment of the Merger Consideration (including, for the avoidance of doubt, payment in the form of or with respect to the CVRs) to a person other than the registered holder of the Certificate or Book-Entry Share surrendered or shall have established to the satisfaction of Parent that such Tax either has been paid or is not applicable.

(f)       Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates or Book-Entry Shares for one (1) year after the Effective Time shall be delivered to Parent (including, without limitation, all interest and other income received by the Paying Agent in respect of all funds made available to it), upon demand, and any such holders prior to the Merger who have not theretofore complied with this Article III shall thereafter look only to Surviving Corporation and Parent (subject to abandoned property, escheatment or other similar Laws) as general creditor thereof for payment of their claims for cash, without interest, to which such holders may be entitled under or pursuant to this Agreement.

(g)       No Liability. None of Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any person in respect of any cash held in the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificates or Book-Entry Shares shall not have been surrendered immediately prior to the date on which any cash in respect of such Certificate or Book-Entry Share would otherwise escheat to or become the property of any Governmental Authority, any such cash in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto.

(h)       Investment of Exchange Fund. The Paying Agent shall invest any cash included in the Exchange Fund as directed by Parent or, after the Effective Time, the Surviving Corporation; provided that (i) no such investment shall relieve Parent or the Paying Agent from making the Aggregate Cash Merger Consideration payments required by this Article III, and, to the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt payments of the Aggregate Cash Merger Consideration as contemplated hereby, Parent shall promptly replace or restore the portion of the Exchange Fund lost through investments or other events so as to ensure that the Exchange Fund is reasonably maintained at a level sufficient to make the Aggregate Cash Merger Consideration payments, (ii) no such investment shall have maturities that could prevent or delay payments to be made pursuant to this Agreement, and (iii) such investments shall be in short-term obligations of the United States of America with maturities of no more than thirty (30) days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America. Any interest or income produced by such investments will be payable to Parent.

(i)       Withholdings. Parent, the Surviving Corporation and the Paying Agent shall be, subject to Section 2.4(b) of the CVR Agreement, entitled to deduct and withhold from the Merger Consideration and any amounts otherwise payable pursuant to this Agreement or the CVR Agreement to any holder of shares of Company Common Stock such amounts as Parent, the Surviving Corporation or the Paying Agent are required to deduct and withhold with respect to the making of such payment under the Code or any provision of applicable Tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement and the CVR Agreement as having been paid to the person in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent.

Section 3.3        Stock Options. By virtue of the Merger, each Company Option (whether vested or unvested) that is outstanding and unexercised immediately prior to Effective Time shall be canceled as of the Effective Time for no consideration. The Company shall take such actions at it reasonably determines are necessary such that no Company Option shall be outstanding effective as of the Effective Time.

Section 3.4        Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which the holder thereof is entitled pursuant to this Article III.

Section 3.5        Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, to the extent that holders thereof are entitled to appraisal rights under Section 262 of the DGCL, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has properly exercised and perfected his or her demand for appraisal rights under Section 262 of the DGCL (the “Dissenting Shares”), shall not be converted into the right to receive the Merger Consideration, but the holders of such Dissenting Shares shall be entitled to receive such consideration as shall be determined pursuant to Section 262 of the DGCL (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the rights set forth in Section 262 of the DGCL); provided, however, that if any such holder shall have failed to perfect or shall have effectively withdrawn or lost his or her right to appraisal and payment under the DGCL, such holder’s shares of Company Common Stock shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, without any interest thereon, and such shares shall not be deemed to be Dissenting Shares. The Company shall give Parent notice of any written demands for appraisal or payment of the fair value of any shares of Company Common Stock or withdrawals of such demands.

Section 3.6        Transfers; No Further Ownership Rights. Subject to Section 3.2, from and after the Effective Time, the holders of shares of Company Common Stock, outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Common Stock, except as otherwise provided herein and by applicable Law. The Aggregate Cash Merger Consideration paid in respect of shares of Company Common Stock, upon the surrender for exchange of Certificates or Book-Entry Shares in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock previously represented by such Certificates or Book-Entry Shares. From and after the Effective Time, the stock transfer books of the Company shall be closed with respect to Company Common Stock that were outstanding immediately prior to the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation with respect to the Company Common Stock outstanding immediately prior to the Effective Time. After the Effective Time, Company Common Stock presented to the Surviving Corporation or the Paying Agent for any reason, shall be canceled and exchanged as provided in this Article III.

Article IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as disclosed in the separate disclosure letter which has been delivered by the Company to Parent and Merger Sub prior to the execution of this Agreement (the “Company Disclosure Schedule”), which contains specific references to the particular Article or Section of this Agreement to which the information set forth in such schedule relates (which disclosures shall also apply to any other Article or Section to the extent the relevance of the disclosure is readily apparent) or (b) as and to the extent set forth in the Company SEC Documents filed with, or furnished by the Company to, the SEC on or after January 1, 2018 and prior to the date hereof, to the extent the relevance of the disclosure is reasonably apparent (excluding any forward-looking disclosures, whether or not contained under the heading “forward-looking statements,” other than any specific factual information contained therein), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 4.1        Organization and Qualification; Subsidiaries.

(a)       Each of the Company and its Subsidiaries is a corporation or legal entity duly organized or formed, validly existing and in good standing, under the laws of its jurisdiction of organization or formation. Each of the Company and its Subsidiaries has the requisite corporate, partnership or limited liability company power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or to be in good standing would not have, individually or in the aggregate, a Company Material Adverse Effect.

(b)       The Company has no “significant subsidiaries” (as such term is defined in Rule 1-02 of Regulation S-X promulgated under the Securities Act). Except for the capital stock and other equity interests of its Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other equity interest in any other person (including through participation in any joint venture or similar arrangement).

Section 4.2        Certificate of Incorporation and Bylaws. The Company has made available to Parent true, correct and complete copies of the current Restated Certificate of Incorporation and the Bylaws or other equivalent organizational or governing documents of the Company and each of its Subsidiaries, each as amended to date. The Restated Certificate of Incorporation and the Bylaws of the Company and the equivalent organizational or governing documents of each of the Company’s Subsidiaries are in full force and effect. None of the Company or any of its Subsidiaries or, to the knowledge of the Company, any of the other parties thereto, is in violation of any material provision of such organizational or governing documents, except as would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.3        Capitalization.

(a)       The authorized capital stock of the Company consists of (i) 10,000,000 shares of Company Common Stock and (iii) 10,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”). As of June 9, 2019 (such date, the “Capitalization Date”), (A) 6,407,273 shares of Company Common Stock were issued and 5,336,639 shares of Company Common Stock were outstanding; (B) no shares of Company Preferred Stock were issued and outstanding; and (C) 1,070,634 shares of Company Common Stock were held by the Company as treasury shares. All outstanding shares of Company Common Stock are validly issued, fully paid, nonassessable and free of any preemptive rights. From the Capitalization Date to the date hereof, the Company has not issued or granted any Company Securities other than pursuant to the exercise of Company Options granted prior to the date hereof.

(b)       Except as set forth in this Section 4.3(b) of the Company Disclosure Schedule, as of the Capitalization Date there were (i) other than the Company Common Stock, no outstanding shares of capital stock of, or other equity or voting interest in, the Company; (ii) no outstanding securities of the Company convertible into or exchangeable or exercisable for shares of capital stock of, or other equity or voting interest (including voting debt) in, the Company; (iii) no outstanding options, warrants or other rights or binding arrangements to acquire from the Company, or that obligate the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest (including voting debt) in, the Company; (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible, exchangeable or exercisable security, or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company; (v) no outstanding shares of restricted stock, restricted stock units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, the Company (the items in clauses (i), (ii), (iii), (iv) and (v), collectively with the Company Common Stock, the “Company Securities”); (vi) no voting trusts, proxies or similar arrangements or understandings to which the Company is a party or by which the Company is bound with respect to the voting of any shares of capital stock of, or other equity or voting interest in, the Company; (vii) no obligations or binding commitments of any character restricting the transfer of any shares of capital stock of, or other equity or voting interest in, the Company to which the Company is a party or by which it is bound; and (viii) no other obligations by the Company to make any payments based on the price or value of any Company Securities.

Section 4.4        Authority Relative to Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and the other agreements referred to in this Agreement to which it is or will be a party, to perform its obligations hereunder and, subject to receipt of the Requisite Stockholder Approval, to consummate the transactions contemplated hereby and thereby, including the Merger. The execution and delivery of this Agreement and the CVR Agreement by the Company and the consummation by the Company of the transactions contemplated hereby and thereby, including the Merger, have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize the execution of this Agreement or the CVR Agreement or to consummate the transactions contemplated hereby or thereby, including the Merger (other than, with respect to the Merger, the receipt of the Requisite Stockholder Approval, as well as the filing of the Certificate of Merger with the Secretary of State, and other than the declaration of the Pre-Merger Special Distribution or the approval of the Recapitalization (and the filing of a related certificate of amendment of the Company’s Restated Certificate of Incorporation with the Secretary of State)). The Company’s board of directors has unanimously approved this Agreement the CVR Agreement, declared this Agreement to be advisable, approved the transactions contemplated hereby, determining them to be fair and in the best interest of the Company and its stockholders, and resolved to recommend to the stockholders of the Company the Company Recommendation that they vote in favor of the adoption of this Agreement in accordance with the DGCL. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).

Section 4.5        No Conflict; Required Filings and Consents.

(a)       None of the execution and delivery of this Agreement or the CVR Agreement by the Company, the consummation by the Company of the Merger or any other transaction contemplated by this Agreement or the CVR Agreement, or the Company’s compliance with any of the provisions of this Agreement or the CVR Agreement, will (i) subject to obtaining the Requisite Stockholder Approval, conflict with, violate or breach (x) any provision of the Restated Certificate of Incorporation, as amended, or the Bylaws, as amended, of the Company or (y) any provision of the organizational or governing documents of any of the Company’s Subsidiaries, (ii) assuming the consents, approvals and authorizations specified in Section 4.5(b) have been received, and any condition precedent to such consent, approval, authorization, or waiver has been satisfied, conflict with or violate any Law, judgment, writ or injunction of any Governmental Authority applicable to the Company or by which any property or asset of the Company is bound or affected, or (iii) result in any breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise in others any right of termination, amendment, acceleration or cancellation of, any Company Material Contract or accelerate the Company’s obligations under any such Company Material Contract, or result in the creation of a Lien, other than any Permitted Lien, upon any of the properties or assets of the Company, other than, in the case of clauses (ii) and (iii), any such violation, breach, default, right, termination, amendment, acceleration, cancellation or Lien that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)       Except for (i) the filing of the Proxy Statement with the SEC and other filings required under, and in compliance with the other applicable requirements of, the Exchange Act, the Securities Act, or Blue Sky Laws, (ii) filings required by the rules of The Nasdaq Capital Market and (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, no consent or approval of, or filing, license, waiver, permit or authorization, declaration, registration or filing with or notification to, any Governmental Authority or any stock market or stock exchange on which shares of Company Common Stock are listed for trading are necessary for the execution and delivery of this Agreement or the CVR Agreement by the Company, the performance by the Company of its obligations hereunder or thereunder and the consummation by the Company of the transactions contemplated hereby and thereby, other than such consents, approvals, filings, licenses, permits or authorizations, declarations, registrations or filings or notifications that, if not obtained, made or given, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.6        Permits and Licenses. The Company is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders necessary for the Company to own, lease and operate the properties of the Company and to lawfully conduct its business as they are now being conducted (the “Company Permits”), and no suspension or cancellation of any of the Company Permits is pending, except where the failure to have, or the suspension or cancellation of, any of the Company Permits would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.7        Compliance with Laws. Except as disclosed in Section 4.7 of the Company Disclosure Schedule, the Company is in compliance with, since January 1, 2018 has not breached or violated, and has not received written notice of any default or violation of, any Laws applicable to the Company or by which any property or asset of the Company is bound or affected, in each case except for instances of non-compliance, breach, default or violation that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.8        Company SEC Documents; Financial Statements.

(a)       Since January 1, 2018, the Company has filed with the SEC, on a timely basis, all required registration statements, forms, documents, proxy statements and reports required to be filed or furnished prior to the date hereof by it with the SEC (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, including any amendments thereto, the “Company SEC Documents”). As of their respective dates, or, if amended, as of the date of the last such amendment, the Company SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (as amended and including the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”), as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Company SEC Documents at the time it was filed contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, or are to be made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC or its staff.

(b)       The consolidated financial statements (including all related notes and schedules) of the Company included or incorporated by reference in the Company SEC Documents complied as to form, as of their respective dates of filing with the SEC, in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except (i) with respect to financial statements included in Company SEC Documents filed as of the date of this Agreement, as may be indicated in the notes thereto or (ii) as permitted by Regulation S-X under the Securities Act) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as at the respective dates thereof and their consolidated results of operations and consolidated cash flows for the respective periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments, to the absence of notes and to any other adjustments described therein, including in any notes thereto) in conformity with GAAP (except as may be indicated therein or in the notes thereto).

Section 4.9        Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company or any of its Subsidiaries expressly for inclusion or incorporation by reference in the proxy statement relating to the adoption by the stockholders of the Company of this Agreement (together with any amendments or supplements thereto, the “Proxy Statement”) will, at the date it is first mailed to the stockholders of the Company and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. For the avoidance of doubt, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub or any of their respective Representatives or any other third party for inclusion or incorporation by reference in the Proxy Statement.

Section 4.10      Disclosure Controls and Procedures. The Company has established and maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) designed to provide reasonable assurances regarding the reliability of financial reporting. The Company (i) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and (ii) since January 1, 2018 has disclosed to the Company’s auditors and the audit committee of the Company’s board of directors (and made any such written summaries of such disclosures that were so provided available to Parent) (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

Section 4.11      Absence of Certain Changes or Events. From January 1, 2019 through the date of this Agreement, except for the sale of the Company’s institutional business, the declaration by the Company’s board of directors of the Distribution and actions taken to effect the same or as otherwise contemplated or permitted by this Agreement, (a) the businesses of the Company and its Subsidiaries have been conducted in the ordinary course of business consistent with past practice, and (b) there has not been any event, development or state of circumstance that, individually or in the aggregate has had or, would reasonably be expected to have a Material Adverse Effect.

Section 4.12      No Undisclosed Liabilities. Except (a) as disclosed in the balance sheet of the Company as of December 31, 2018 (the “Balance Sheet Date”) (including the notes thereto) included in the Company SEC Documents, (b) for liabilities or obligations incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date, (c) for liabilities or obligations incurred or arising under the terms of any Contract or Permit binding upon the Company or any of its Subsidiaries (including any contingent indemnification obligations), (d) for liabilities permitted or contemplated by this Agreement, (e) for liabilities or obligations which have been discharged or paid in full in the ordinary course of business consistent with past practice, as of the date of this Agreement and (f) for liabilities related to the Distribution, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, and whether due or to become due, that would be required by GAAP to be reflected or reserved against on a consolidated balance sheet (or the notes thereto) of the Company and its Subsidiaries, other than those which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There are no unconsolidated Subsidiaries of the Company or any off-balance sheet arrangements of any type (including any off-balance sheet arrangement required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated under the Securities Act) that have not been so described in the Company SEC Documents nor any obligations to enter into any such arrangements.

Section 4.13      Absence of Litigation. Except as disclosed in Section 4.13 of the Company Disclosure Schedule, as of the date hereof there is no claim, action, suit, arbitration, proceeding or investigation pending or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries, or any of their respective properties or assets at law or in equity, and there are no Orders, by or before any arbitrator or Governmental Authority, in each case as would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.14      Employee Benefit Plans.

(a)       Company has furnished to Parent true and complete copies of each of the Company Benefit Plans and material documentation related thereto. With respect to each Company Benefit Plan that is subject to ERISA reporting requirements, Company has provided copies of the Form 5500 reports filed for the last three plan years. Company has furnished Parent with the most recent Internal Revenue Service determination or opinion letter issued with respect to each such Company Benefit Plan, and to the Company’s knowledge nothing has occurred since the issuance of each such letter that could reasonably be expected to cause the loss of the tax qualified status of any Company Benefit Plan subject to Code Section 401(a).

(b)       Each Company Benefit Plan has been operated and administered in accordance with its terms and applicable Law, including, but not limited to, ERISA and the Code, except for instances of noncompliance that would not have, individually or in the aggregate, a Company Material Adverse Effect. There are no pending investigations by any Governmental Authority, termination proceedings or other claims (except routine claims for benefits payable under the Company Benefit Plans) against or involving any Company Benefit Plan or asserting any rights to or claims for benefits under any Company Benefit Plan, other than any such investigations, proceedings, or claims that would not have, individually or in the aggregate, a Company Material Adverse Effect.

(c)       Neither Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, contributed to, or is obligated to contribute to, or otherwise incurred any obligation or liability (including without limitation any contingent liability) under any “multiemployer plan” (as defined in Section 3(37) of ERISA) or to any “pension plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA or Section 412 of the Code. None of Company or any ERISA Affiliate has any actual or potential withdrawal liability (including without limitation any contingent liability) for any complete or partial withdrawal (as defined in Sections 4203 and 4205 of ERISA) from any multiemployer plan.

(d)       Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code, and the trust (if any) forming a part thereof, has received a favorable determination or opinion letter from the Internal Revenue Service as to its qualification under the Code and to the effect that each such trust is exempt from taxation under Section 501(a) of the Code, and, to the knowledge of the Company, nothing has occurred since the date of such determination or opinion letter that could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect on such qualification or tax-exempt status.

(e)       No Company Benefit Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees or directors of the Company or its Subsidiaries beyond their retirement or other termination of service, other than (i) coverage mandated solely by applicable Law, (ii) death benefits or retirement benefits under any “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA), (iii) deferred compensation benefits accrued as liabilities on the books of the Company or any of its Subsidiaries, (iv) benefits the full costs of which are borne by the current or former employee or director or his or her beneficiary or (v) certain rights to exercise stock options for a period of time beyond such recipient’s last day of service with the Company.

(f)       Each “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) is in material compliance with the requirements of 409A of the Code and guidance promulgated thereunder by its terms and has been operated in material compliance with such requirements. All Company Options were granted with an exercise price at least equal to the fair market value of the Company’s common stock (as determined pursuant to the applicable provisions of Section 409A and 422 of the Code and the Regulations promulgated thereunder) on the date such options were granted by the Company’s board of directors (or a committee thereof), and the Company has not incurred any liability or obligation to withhold taxes under Section 409A of the Code upon the vesting of any Company Options, nor would the vesting or settlement of such awards reasonably be expected to result in a violation of Section 409A of the Code.

(g)       There is no agreement, plan, arrangement or other contract covering any current or former employee or other service provider of the Company or any Subsidiary that, considered individually or considered collectively with any other such agreements, plans, arrangements or other contracts, will, or could reasonably be expected to, as a result of the transactions and agreements contemplated hereby (whether alone or upon the occurrence of any additional or subsequent events), give rise directly or indirectly to the payment of any amount that could reasonably be characterized as a “parachute payment” within the meaning of Section 280G of the Code.

Section 4.15      Labor Matters.

(a)       Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, work rules or other agreement with any labor union, labor organization, employee association, or works council (each, a “Union”) applicable to employees of the Company or any of its Subsidiaries (“Company Employees”). None of the Company Employees is represented by any Union with respect to his or her employment with the Company or any of its Subsidiaries.

(b)       The Company and its Subsidiaries are, and since January 1, 2018 have been, in compliance with all applicable state, federal, and local Laws respecting labor and employment, including all Laws relating to discrimination, disability, labor relations, unfair labor practices, hours of work, payment of wages, employee benefits, retirement benefits, compensation, immigration, workers’ compensation, working conditions, occupational safety and health, family and medical leave, reductions in force, plant closings, notification of employees, and employee terminations, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and to the knowledge of the Company, the Company does not have any liabilities under the WARN Act or any state or local Laws requiring notice with respect to such layoffs or terminations.

(c)       The representations and warranties set forth in Section 4.14 and Section 4.15 are the Company’s sole and exclusive representations and warranties regarding employee, employee benefit plan and labor matters.

Section 4.16      Intellectual Property.

(a)       Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries own or have the right to use in the manner currently used all patents, trademarks, trade names, copyrights, Internet domain names, service marks and trade secrets (the “Intellectual Property Rights”) that are material to the business of the Company and its Subsidiaries as currently conducted (the “Company Intellectual Property Rights”), and other than trade secrets, all as listed in Section 4.16(a) of the Company Disclosure Schedule, and (ii) neither the Company nor any of its Subsidiaries has received since January 1, 2018 any written charge, complaint, claim, demand or notice challenging the validity of any of the Company Intellectual Property Rights. All rights whatsoever in or to, or control over, any of the Company’s subscriber or similar data, including customer lists, are owned, and will be owned immediately after the Effective Time, solely by the Company and are not owned by, and immediately after the Effective Time will not be owned by, any employee or former employee of the Company.

(b)       To the Company’s knowledge, the conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe upon any Intellectual Property Rights of any other Person, except for any such infringement that is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. To the Company’s knowledge, no Person is infringing any Company Intellectual Property Rights.

(c)       [intentionally omitted].

(d)       Except as is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, to the Company’s knowledge, the Company’s data, privacy and security practices conform in all material respects to all of the Privacy Commitments (as defined below) and each Law applicable to the protection or processing or both of the name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number or customer or account number, or any other piece of information that allows the identification of a natural Person (“Personal Data”), including Laws applicable direct marketing, e-mails, text messages or telemarketing. Except as is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, to the Company’s knowledge, the Company as of the date of this Agreement: (A) provides notice and obtains any necessary consents from data subjects required for the processing of Personal Data as conducted by or for the Company; and (B) abides by any privacy choices (including opt-out preferences) of data subjects relating to Personal Data (such obligations along with the obligations contained in the Company’s data privacy and security policies, or published on the Company’s websites or otherwise made available by the Company to any Person (“Privacy Commitments”).

(e)       The representations and warranties set forth in Section 4.16 are the Company’s sole and exclusive representations and warranties intellectual property matters.

Section 4.17      Taxes.

(a)       Since January 1, 2018, the Company has timely filed (taking into account any extension of time within which to file), all material income Tax Returns and other material Tax Returns required to be filed by it, and all such filed Tax Returns are true, correct, complete in all material respects. To the knowledge of the Company, all Taxes due and owing by the Company (whether or not shown on such Tax Returns) have been fully and timely paid, except where the failure to pay or timely pay any such Tax is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)       The unpaid Taxes of the Company did not materially, as of the date of the financial statements for the year-ended December 31, 2018 contained in the Company SEC Documents, exceed by a material amount the amount of Tax liability (exclusive of any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheet therein (rather than in any notes thereto).

(c)       No deficiency with respect to Taxes has been proposed, asserted or assessed against the Company in writing by a taxing authority that has not been satisfied by payment, settled or withdrawn, or reserved on the Company’s financial statements.

(d)       The Company has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock occurring during the last two (2) years intended to qualify for tax-free treatment under Section 355 or Section 361 of the Code.

(e)       The Company and its subsidiaries have complied in all material respects with all applicable Laws relating to the payment of withholding Taxes and have duly and timely withheld and paid over to the appropriate Tax authority (in all material respects) all amounts required to be so withheld and paid under all applicable Tax Laws, including any Taxes in connection with any amounts paid or owing to any present or former employee, officer, director, independent contractor, creditor, stockholder or any other third party.

(f)       To the knowledge of the Company, there are no Liens for Taxes on any of the assets of the Company, other than Permitted Liens.

(g)       Since January 1, 2018, neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, in either case that is still outstanding.

Section 4.18      Material Contracts.

(a)       Except as set forth in Section 4.18 of the Company Disclosure Schedule, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to or bound by any “Company Material Contract.” For purposes of this Agreement, “Company Material Contract” means all Contracts to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective properties or assets is bound (other than Company Plans or Company Benefit Plans) that are or would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K, except for (A) forms related to Company Benefit Plans, (B) the Company’s form of change in control agreement (and any amendments thereto), and (C) the Company’s form of indemnification agreement, under the Securities Act or disclosed by the Company on a Current Report on Form 8-K.

For the avoidance of doubt, all expired or terminated Contracts for which the Company no longer has any obligations under are excluded from the definition of Company Material Contract.

(b)       Neither the Company nor any Subsidiary of the Company is in breach of or default under the terms of any Company Material Contract where such breach or default would have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract where such breach or default would have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any Subsidiary has received notice of any breach or default under any Company Material Contract, except for breaches or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. Each Company Material Contract is a valid and binding obligation of the Company and, to the knowledge of the Company, is in full force and effect, except as would not have, individually or in the aggregate, a Company Material Adverse Effect; provided, however, that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 4.19      Property. As of the date hereof (a) the Company has a good and valid leasehold interest in each material Company Lease, free and clear of all Liens (other than Permitted Liens), and (b) owns or leases all of the material tangible personal property shown to be owned or leased by the Company or any of its Subsidiaries reflected in the latest audited financial statements included in the Company SEC Documents or acquired after the date thereof, free and clear of all Liens (other than Permitted Liens), except to the extent disposed of in the ordinary course of business since the date of the latest audited financial statements included in the Company SEC Documents or otherwise no longer held due to casualty or destruction.

Section 4.20      Takeover Statutes. Assuming the accuracy of the representation contained in Section 5.11, the board of directors of the Company has taken all actions and votes as are necessary to render the provisions of any “fair price,” “moratorium,” “control share acquisition” or any other restriction on business combinations contained in any applicable state takeover or anti-takeover statute or similar federal or state Law (collectively, “Takeover Statutes”) inapplicable to this Agreement, the CVR Agreement, the Merger or any other transaction contemplated by this Agreement or the CVR Agreement.

Section 4.21      Vote Required. The affirmative vote of the holders of outstanding Company Common Stock representing at least a majority of all the votes entitled to be cast thereupon by holders of Company Common Stock (the “Requisite Stockholder Approval”) is the only vote of holders of securities of the Company that is necessary to adopt this Agreement and approve the transactions contemplated hereby, including the Merger and but excluding the Recapitalization. For the avoidance of doubt, the Requisite Stockholder Approval is the only vote of holders of securities of the Company that is necessary to effect the Recapitalization if the same if submitted to the holders of Company Common Stock for approval.

Section 4.22      Brokers. No broker, finder or investment banker other than Moelis & Company LLC or Lake Street Capital Markets, LLC is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger and any of the other transactions contemplated by this Agreement or the CVR Agreement.

Section 4.23      No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, Parent and Merger Sub acknowledge that neither the Company nor any other person on behalf of the Company makes any express or implied representation or warranty with respect to the Company or with respect to any other information provided to Parent or Merger Sub in connection with the transactions contemplated hereby, including the accuracy, completeness or currency thereof. Neither the Company nor any other person will have or be subject to any liability or indemnification obligation to Parent, Merger Sub or any other person resulting from the distribution or failure to distribute to Parent or Merger Sub, or Parent’s or Merger Sub’s use of, any such information, including any information, documents, projections, forecasts of other material made available to Parent or Merger Sub in the electronic data room for Project Boulevard maintained by the Company for purposes of the Merger and the other transactions contemplated by this Agreement (the “Electronic Data Room”), management presentations in expectation of the transactions contemplated by this Agreement or otherwise, unless and to the extent any such information is expressly included in a representation or warranty contained in this Article IV.

Section 4.24      Prior Transactions. Each Prior Transaction was completed in compliance with all applicable Laws, including the applicable requirements of the Exchange Act and Securities Act, and the applicable rules of The Nasdaq Capital Market, except for instances of non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each Prior Transaction received the requisite approval of the Company’s board of directors and stockholders in accordance with the Company’s Restated Certificate of Incorporation, as amended, Bylaws, as amended, and the DGCL. Except as set forth on Section 4.24 of the Company Disclosure Schedule, no claims have been made, or to the Company’s knowledge, threatened, against the Company by the buyer in either Prior Transaction alleging breach of the Definitive Agreements by the Company or seeking indemnification pursuant to the Definitive Agreements. Except as set forth on Section 4.24 of the Company Disclosure Schedule, to the knowledge of the Company’s, all fees and expenses, including legal fees and expenses, incurred by the Company for third party advisors engaged by the Company in connection with the Prior Transactions have been paid in full or accrued.

Section 4.25      Key Personnel. To the knowledge of the Company, neither Eric Lundberg nor Margaret De Luna have entered into any agreement or understanding, verbal or written, with James Cramer or any other executive officer of the Company, directly or indirectly, to work for any Person other than the Company.

Article V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the separate disclosure letter which has been delivered by Parent to the Company prior to the execution of this Agreement (the “Parent Disclosure Schedule”), Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as of the date hereof as follows:

Section 5.1        Organization and Qualification; Subsidiaries. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing, under the laws of the State of Delaware. Each of Parent and Merger Sub has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not have, individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent and Merger Sub is duly qualified or licensed as a foreign corporation to do business, and, in the case of Merger Sub only, is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failures to be so qualified or licensed or to be in good standing would not have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.2        Certificate of Incorporation, Bylaws, and Other Organizational Documents. Parent has made available to the Company true, correct and complete copies of the certificate of incorporation, bylaws (or equivalent organizational or governing documents), and other organizational or governing documents, agreements or arrangements, each as amended to date, of each of Parent and Merger Sub (collectively, “Parent Organizational Documents”). The Parent Organizational Documents are in full force and effect. None of Parent, Merger Sub or, to the knowledge of Parent, any of the other parties thereto are in violation of any provision of the Parent Organizational Documents, as applicable, except as would not have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.3        Authority Relative to Agreement. Each of Parent and Merger Sub has all necessary power and authority to execute and deliver this Agreement and the other agreements referred to in this Agreement to which Parent and Merger Sub is or will be a party, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the Merger. The execution and delivery of this Agreement by Parent and Merger Sub and the CVR Agreement in the case of Parent, and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby, including the Merger, have been duly and validly authorized by all necessary corporate action of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution of this Agreement or the CVR Agreement or to consummate the transactions contemplated hereby or thereby, including the Merger (other than, with respect to the Merger, the filing of the Certificate of Merger with the Secretary of State). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, this Agreement constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).

Section 5.4        No Conflict; Required Filings and Consents.

(a)       None of the execution and delivery of this Agreement by Parent and Merger Sub, the execution and delivery of CVR Agreement by Parent, the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement, including the Merger, or compliance by Parent or Merger Sub with any of the provisions of this Agreement or the CVR Agreement will (i) conflict with, violate or breach any provision of the certificate of incorporation or bylaws (or equivalent organizational or governing documents) of (x) Parent or (y) Merger Sub, (ii) assuming the consents, approvals and authorizations specified in Section 5.4(b) have been received and the waiting periods referred to therein have expired, and any condition precedent to such consent, approval, authorization, or waiver has been satisfied, conflict with or violate any Law, judgment, writ or injunction or any Governmental Authority applicable to Parent or Merger Sub or by which any property or asset of Parent or Merger Sub is bound or affected or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Parent or Merger Sub pursuant to, any Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of Parent or Merger Sub is bound, other than, in the case of clauses (ii) and (iii), for any such violations, breaches, defaults, rights, terminations, amendments, accelerations, or cancellations which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)       Except for (i) compliance with the applicable requirements of the Exchange Act, the Securities Act or Blue Sky Laws or (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, no consent or approval of, or filing, license, waiver, permit or authorization, declaration, registration or filing with or notification to, any Governmental Authority or any stock market or stock exchange are necessary for the execution and delivery of this Agreement by Parent and Merger Sub, the execution and delivery of the CVR Agreement by Parent, the performance by the Parent and Merger Sub of their obligations hereunder and the consummation by the Parent and Merger Sub of the transaction contemplated hereby or thereby, other than such consent, approval, filings, license permits, authorizations, declarations, registrations or filings with or notification that, if not obtained, made or given, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.5        Absence of Litigation. As of the date hereof, there is no claim, action, suit, arbitration, proceeding, or investigation pending or, to the knowledge of Parent, threatened in writing against Parent, Merger Sub or any of their respective affiliates or any of their respective properties or assets at law or in equity, and there are no Orders by or before any arbitrator or Governmental Authority, in each case as would have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.6        Absence of Certain Agreements. Except as set forth in Section 5.6 of the Parent Disclosure Schedule, neither Parent nor any of its affiliates has entered into any Contract, arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any Contract, arrangement or understanding (in each case, whether oral or written), pursuant to which: any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration or pursuant to which any stockholder of the Company (i) agrees to vote to adopt this Agreement or the Merger or (ii) agrees to vote against any Superior Proposal.

Section 5.7        Parent SEC Documents; Financial Statements; Information Supplied.

(a)       Except as set forth in Section 5.7(a) of the Parent Disclosure Schedule, since January 1, 2018, Parent has filed with the SEC, on a timely basis, all required registration statements, forms, documents, proxy statements and reports required to be filed or furnished prior to the date hereof by it with the SEC (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, including any amendments thereto, the “Parent SEC Documents”). As of their respective dates, or, if amended, as of the date of the last such amendment, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Parent SEC Documents at the time it was filed contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, or are to be made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC or its staff.

(b)       Except as set forth in Section 5.7(b) of the Parent Disclosure Schedule, the consolidated financial statements (including all related notes and schedules) of Parent included or incorporated by reference in the Parent SEC Documents complied as to form, as of their respective dates of filing with the SEC, in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except (i) with respect to financial statements included in Company SEC Documents filed as of the date of this Agreement, as may be indicated in the notes thereto or (ii) as permitted by Regulation S-X under the Securities Act) and fairly present in all material respects the consolidated financial position of Parent and its consolidated subsidiaries as at the respective dates thereof and their consolidated results of operations and consolidated cash flows for the respective periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments, to the absence of notes and to any other adjustments described therein, including in any notes thereto) in conformity with GAAP (except as may be indicated therein or in the notes thereto.

(c)       None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub expressly for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the stockholders of the Company and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 5.8        Capitalization of Merger Sub. As of the date of this Agreement, the authorized share capital of Merger Sub consists of 1,000 shares, par value $0.01 per share, of which 100 are validly issued and outstanding. All of the issued and outstanding share capital of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, and it has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

Section 5.9        Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger and any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

Section 5.10      Sufficient Funds; Solvency. The Escrow Deposit is an amount in cash equal to the Aggregate Cash Merger Consideration. Parent has and, at the Effective Time will have, sufficient funds available (through a capital contribution or debt financing from B Riley FBR, Inc.) to (a) pay all costs, fees and expenses related to this Agreement and the transactions contemplated hereby and (b) to satisfy the working capital needs and other general corporate requirements of Parent and the Surviving Corporation following the Merger. Parent has delivered to the Company a letter addressed to Parent and the Company, dated as of June 7, 2019, to the effect that B Riley FBR, Inc. is highly confident of its ability to underwrite, arrange and/or place financing sufficient to provide to Parent, as of the date hereof and at and following the Effective Time, with such funds. Parent and Merger Sub acknowledge and agree that their obligations hereunder are not subject to any conditions regarding Parent’s, Merger Sub’s or any other person’s ability to obtain financing for the consummation of the transactions contemplated by this Agreement. As of the Effective Time, assuming satisfaction of the conditions to the Parent’s obligation to consummate the Merger or waiver of such conditions, and after giving effect to the transactions contemplated by this Agreement, including receipt of any funding from B Riley FBR, Inc., payment of the Aggregate Cash Merger Consideration, payment by Parent of all amounts required to be paid in connection with the consummation of the transactions contemplated hereby, payment by Parent of all related fees and expenses and satisfaction by Parent of the working capital needs of Parent and the Surviving Corporation following the Merger, Parent will be Solvent as of the Effective Time and immediately following the transactions contemplated hereby. For purposes of this Section 5.10, “Solvent” with respect to Parent means that, as of any date of determination, (i) the amount of the “fair saleable value” of the assets of Parent and its Subsidiaries (including the Surviving Corporation), taken as a whole, exceeds, as of such date, the sum of (A) the value of all “liabilities of Parent and such Subsidiaries, taken as a whole, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with the applicable federal Laws governing determinations of the insolvency of debtors and (B) the amount that will be required to pay the probable liabilities of Parent and such Subsidiaries taken as a whole on its existing debts (including contingent and other liabilities) as such debts become absolute and mature; (ii)  Parent and such Subsidiaries will collectively not have, as of such date, an unreasonably small amount of capital for the operation of the business in which it is engaged or proposed to be engaged following the Closing Date; and (iii) Parent and such Subsidiaries will collectively be able to pay their liabilities, including contingent and other liabilities, as they mature.

Section 5.11      DGCL Section 203. Neither Parent nor Merger Sub is, nor at any time has either Parent or Merger Sub been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL or as defined in the Company’s Restated Certificate of Incorporation, as amended.

Section 5.12      Parent Ownership of Company Securities. Parent and its Subsidiaries do not beneficially own (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any shares of Company Common Stock or other securities of the Company or any options, warrants or other rights to acquire Company Common Stock or other securities of, or any other economic interest (through derivative securities or otherwise) in, the Company.

Section 5.13      WARN Act. Parent and Merger Sub are neither planning nor contemplating, and Parent and Merger Sub have neither made nor taken, any decisions or actions concerning the Company Employees after the Closing that would require the service of notice under the WARN Act or similar local laws.

Section 5.14      Management Agreements. Other than this Agreement and the Voting Agreement, there are no Contracts, undertakings, commitments, agreements or obligations or understandings between Parent or Merger Sub or any of their respective affiliates, on the one hand, and any member of the Company’s management or the board of directors or any of the Company’s affiliates, on the other hand, relating in any way to the transactions contemplated by this Agreement or the operations of the Company after the Effective Time.

Section 5.15      No Parent Vote Required. No approval of the holders of the Parent’s shares is required by applicable Law, the Parent Organizational Documents, or otherwise for Parent and Merger Sub to approve and adopt this Agreement and to consummate the transactions contemplated hereby, including the Merger.

Section 5.16      Acknowledgement of Disclaimer of Other Representations and Warranties. Parent and Merger Sub acknowledge that, as of the date hereof, they and their Representatives (a) have received access to (i) the Electronic Data Room, and (ii) such books and records, Contracts and other assets of the Company which they and their Representatives, as of the date hereof, have requested to review, and (b) have had the opportunity to meet with the management of the Company and to discuss the business and assets of the Company. Parent and Merger Sub each acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement (a) neither the Company nor any of its Subsidiaries makes, or has made, any representation or warranty relating to itself or its business or otherwise in connection with the Merger and Parent and Merger Sub are not relying on any representation or warranty except for those expressly set forth in this Agreement, (b) no person has been authorized by the Company or any of its Subsidiaries to make any representation or warranty relating to itself or its business or otherwise in connection with the Merger, and if made, such representation or warranty must not be relied upon by Parent or Merger Sub as having been authorized by such entity, and (c) any estimate, projection, prediction, data, financial information, memorandum, presentation or any other materials or information provided by the Company or addressed to Parent, Merger Sub or any of their Representatives, are not and shall not be deemed to be or include representations or warranties unless and to the extent any such materials or information is the subject of any express representation or warranty set forth in Article IV. Each of Parent and Merger Sub acknowledges that it has conducted, to its satisfaction, its own independent investigation of the condition, operations and business of the Company and its Subsidiaries and, in making its determination to proceed with the transactions contemplated by this Agreement, including the Merger.

Article VI

COVENANTS AND AGREEMENTS

Section 6.1        Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, between the date of this Agreement and the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except (a) as may be required by Law, (b) as may be agreed in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (c) as may be expressly permitted pursuant to this Agreement, including effecting the Recapitalization or Pre-Merger Special Distribution, as the case may be, or (d) as set forth in Section 6.1 of the Company Disclosure Schedule, (x) the business of the Company and its Subsidiaries shall be conducted only in, and such entities shall not take any action except in the ordinary course of business and in a manner consistent with past practice in all material respects and the Company and its Subsidiaries shall use their respective commercially reasonable efforts to preserve their business organizations substantially intact and maintain existing relations with Governmental Authorities, top customers, suppliers, distributors, licensees, licensors, creditors, landlords, employees and other person with whom the Company maintains a material business relationship; provided, however, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of this Section 6.1 shall be deemed a breach of this sentence unless such action would constitute a breach of such specific provision; and (y) the Company shall not (except for any actions taken in connection with the Distribution or the Recapitalization or Pre-Merger Special Distribution, as the case may be):

(a)       except as set forth in Section 6.16 to effect the Recapitalization or Pre-Merger Special Distribution, as the case may be, amend or otherwise change the Restated Certificate of Incorporation, as amended, or the Bylaws, as amended, of the Company (or such equivalent organizational or governing documents of any of its Subsidiaries);

(b)       except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, including any actions taken in connection with the Recapitalization or Pre-Merger Special Distribution, as the case may be, issue, sell, pledge, dispose, encumber, grant, confer or award any shares of its or its Subsidiaries’ capital stock, or any options, warrants, restricted stock units, convertible securities or other rights of any kind to acquire any shares of its or its Subsidiaries’ capital stock or take any action not otherwise contemplated by this Agreement to cause to be exercisable any otherwise unexercisable option under any existing stock plan (except as otherwise provided by the terms of any unexercisable options or other equity awards outstanding on the date hereof or otherwise permitted to be granted under clause (iii), (iv) or (v) below); provided, however that (i) the Company may issue shares upon the exercise of any Company Option outstanding as of the date hereof;

(c)       except as necessary to effect the Recapitalization or Pre-Merger Special Distribution, as the case may be, (i) declare, authorize, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to the Company’s or any of its Subsidiaries’ capital stock, other than dividends paid by any Subsidiary of the Company to the Company or any wholly owned Subsidiary of the Company, or (ii) split, combine, or reclassify any of its capital stock or other equity of the Company, or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution of shares of capital stock of the Company;

(d)       except as required pursuant to existing written agreements or Company Benefit Plans in effect as of the date hereof, or written agreements for newly hired employees entered into in the ordinary course of business, or as otherwise required by Law, (i) materially increase the compensation or other benefits payable or to become payable to employees, directors or executive officers of the Company or any of its Subsidiaries except in the ordinary course of business consistent with past practice (including, for this purpose, the normal salary, bonus and equity compensation review process conducted each year), (ii) grant any severance or termination pay to, or enter into any severance agreement with, any employee, director or executive officer of the Company or any of its Subsidiaries, other than in the ordinary course of business consistent with past practice, (iii) enter into any employment agreement with any employee or executive officer of the Company (except (x) to the extent necessary to replace a departing employee, (y) for employment agreements terminable on less than thirty (30) days’ notice without penalty, and (z) for extension of employment agreements in the ordinary course of business consistent with past practice), or (iv) establish, adopt, enter into or amend any collective bargaining agreement except as may be required by Law;

(e)       acquire, whether by purchase, merger, consolidation, or acquisition of stock, assets, properties, interests or businesses or make any investment in (whether by purchase of stock or securities, contributions to capital, loans to or property transfers), any corporation, partnership, limited liability company, other business organization or any division or any material amount of assets thereof, or a material license therefor, except in the ordinary course of business, consistent with past practice or pursuant to existing Contracts to which the Company is a party;

(f)        except in the ordinary course of business consistent with past practice, enter into, amend or terminate any lease or sublease of real property, including any Company Lease (whether as a lessor, sublessor, lessee or sublessee) or fail to exercise any right to renew any lease or sublease of real property;

(g)       sell or grant a license in or otherwise subject to any encumbrance or otherwise dispose of any material properties or assets, including Company Intellectual Property Rights, other than the granting of nonexclusive licenses in the ordinary course of business consistent with past practice;

(h)       grant any sublicense rights to any customer of the Company with respect to any Company product or services;

(i)        make any loans or advances, otherwise incur any long-term indebtedness for borrowed money or guarantee any such indebtedness for any person (other than a Company subsidiary) except for indebtedness (i) for borrowed money incurred pursuant to agreements in effect prior to the execution of this Agreement or (ii) as otherwise required in the ordinary course of business consistent with past practice (including advances / reimbursements to employees for routine business and travel expenses);

(j)         (i) enter into a Contract which would be considered a Company Material Contract, (ii) modify, amend or terminate any Company Material Contract where such modification, amendment or termination would have a value in excess of $10,000, or (iii) waive, release or assign any rights or claims having a value in excess of $10,000 under a Company Material Contract, in each case, other than in the ordinary course of business;

(k)        (i) pay, discharge, settle or satisfy any claims or legal proceedings with a settlement value in excess of $150,000, (ii) waive, release, grant or transfer any right of material value other than in the ordinary course of business consistent with past practice, or (iii) commence any legal action or proceeding where the amount claimed is in excess of $50,000, except in each case for any settlement solely for cash and for which the Company has no liability or material ongoing obligation (other than execution of a customary release; or

(l)        enter into any Contract to do any of the foregoing.

Section 6.2         Proxy Statement.

(a)        Preparation and Filing of Proxy Statement. The Company shall, with the assistance of Parent, as soon as reasonably practicable following the date hereof, prepare and file with the SEC the Proxy Statement. The Company shall promptly notify Parent upon the receipt of any comments from the SEC (or the staff of the SEC) or any request from the SEC (or the staff of the SEC) for amendments or supplements to the Proxy Statement, and shall provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC (or the staff of the SEC), on the other hand with respect to this Agreement. The Company shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments of the SEC (or the staff of the SEC) with respect to the Proxy Statement.

(b)        Mailing of Proxy Statement; Amendments. The Company shall cause the Proxy Statement to be mailed or delivered to the holders of Company Common Stock as of the record date established for the Stockholders’ Meeting as promptly as reasonably practicable after the date on which the SEC (or the staff of the SEC) confirms that it has no further comments on the Proxy Statement. If at any time prior to the Effective Time any event or circumstance relating to the Company or Parent or any of the Company’s or Parent’s Subsidiaries, or their respective officers or directors, should be discovered by the Company or Parent, respectively, which, pursuant to the Exchange Act, should be set forth in an amendment or a supplement to the Proxy Statement, such party shall promptly inform the others. Except for annual, quarterly and current reports filed or furnished with the SEC under the Exchange Act, which may be incorporated by reference therein, no filing of, or amendment or supplement to the Proxy Statement relating to the Merger will be made by the Company without providing Parent the opportunity to review and comment thereon. Each of Parent, Merger Sub and the Company agree to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading.

(c)        Cooperation. Parent shall furnish to the Company all information concerning Parent and Merger Sub required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement and shall otherwise assist and cooperate with the Company in the preparation of the Proxy Statement and the resolution of comments from the SEC (or the staff of the SEC). Prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC (or the staff of the SEC) with respect thereto, the Company shall provide Parent a reasonable opportunity to review and to propose comments on such document or response to the extent related to this Agreement.

Section 6.3         Stockholders’ Meeting. The Company shall, as promptly as reasonably practicable following the date on which the SEC (or the staff of the SEC) confirms that it has no further comments on the Proxy Statement, take all action necessary in accordance with applicable Law, the rules of The Nasdaq Capital Market and the Restated Certificate of Incorporation, as amended, and the Bylaws, as amended, of the Company to duly call, give notice of, convene and hold a meeting of its stockholders (the “Stockholders’ Meeting”) for the purpose of obtaining the Requisite Stockholder Approval. Subject to the ability of the board of directors of the Company to make an Adverse Recommendation Change in accordance with Section 6.6(c), the board of directors of the Company shall make the Company Recommendation with respect to the adoption of this Agreement and the approval of the transactions contemplated hereby, including the Merger, and shall include such recommendation in the Proxy Statement. Parent shall vote (or cause to be voted) all shares of Company Common Stock beneficially owned by Parent or Merger Sub, if any, in favor of the adoption of this Agreement and the approval of the Merger at the Stockholders’ Meeting and the approval of the Recapitalization if the same is submitted to the holders of Company Common Stock for approval at the Stockholders’ Meeting. Notwithstanding anything to the contrary contained in this Agreement, the Company, after consultation with Parent, may adjourn or postpone the Stockholders’ Meeting (i) as necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company’s stockholders within a reasonable amount of time in advance of the Stockholders’ Meeting, (ii) if as of the time for which the Stockholders’ Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the Stockholders’ Meeting, (iii) if required by applicable Law or (iv) if in the good faith judgment of the board of directors of the Company (after consultation with legal counsel), an adjournment or postponement of the Stockholders’ Meeting would be consistent with the fiduciary duties of the members of the board of directors of the Company under applicable Law. Subject to the provisions of this Agreement, the Company will use reasonable best efforts to solicit from holders of Company Common Stock proxies in favor of the adoption of this Agreement and the approval of the transactions contemplated hereby, including the Merger, and to take all other action necessary or advisable to secure the vote or consent of holders of Company Common stock required by the rules of The Nasdaq Capital Market or applicable Laws to obtain such approvals.

Section 6.4         Appropriate Action; Consents; Filings.

(a)        Subject to Section 6.6, the parties hereto will use their respective reasonable best efforts to consummate and make effective the transactions contemplated hereby and to cause the conditions to the Merger set forth in Article VII to be satisfied, including (i) the obtaining of all necessary actions or nonactions, consents and approvals from Governmental Authorities or other persons necessary in connection with the consummation of the transactions contemplated by this Agreement, including the Merger, and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval from, or to avoid an action or proceeding by, any Governmental Authority or other persons necessary in connection with the consummation of the transactions contemplated by this Agreement, including the Merger, (ii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions, including the Merger, performed or consummated by such party in accordance with the terms of this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed, and (iii) the execution and delivery of any additional instruments necessary to consummate the Merger and any other transactions to be performed or consummated by such party in accordance with the terms of this Agreement and to carry out fully the purposes of this Agreement.

(b)       Each of Parent and the Company shall give (or shall cause its respective Subsidiaries to give) any notices to third parties, and Parent shall use, and cause each of its affiliates to use, its reasonable best efforts, and the Company shall use its reasonable best efforts to cooperate with Parent in its efforts, to obtain any third party consents not covered by subsection (a) above that are necessary, proper or advisable to consummate the Merger. Each of the parties hereto will furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any required governmental filings or submissions and will cooperate in responding to any inquiry from a Governmental Authority, including immediately informing the other party of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Authority, and supplying each other with copies of all material correspondence, filings or communications between either party and any Governmental Authority with respect to this Agreement. Notwithstanding the foregoing, obtaining any third party consents pursuant to this Section 6.4(b) shall not be considered a condition to the obligations of the Parent and Merger Sub to consummate the Merger.

(c)       Following the Effective Time, each of Parent, Merger Sub and the Company agrees to cooperate fully with the other parties to this Agreement, to execute such further instruments, documents and agreements, to give such further written assurances, as may be reasonably requested by any other party to this Agreement and to carry into effect the intents and purposes of this Agreement.

Section 6.5        Access to Information; Confidentiality.

(a)       From the date hereof to the Effective Time or the earlier termination date of this Agreement, if any, pursuant to Section 8.1, to the extent permitted by applicable Law and Contracts, the Company will provide to Parent and its Representatives reasonable access during normal business hours to the Company’s and its Subsidiaries’ properties, books, Contracts and records and other information as Parent may reasonably request regarding the business, assets, liabilities, properties, employees and other aspects of the Company and its Subsidiaries, but only to the extent that such access does not unreasonably interfere with the business or operations of the Company and its Subsidiaries or could otherwise result in significant interference with the discharge by employees of the Company or its Subsidiaries of their material duties; provided, however, that the Company shall not be required to provide access to any information or documents which would, in the reasonable judgment of the Company, (i) breach any agreement with any Third Party, (ii) constitute a waiver of the attorney-client or other privilege held by the Company, or (iii) otherwise violate any applicable Laws, including data privacy laws.

(b)       The parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement, which shall remain in full force and effect.

Section 6.6        Non-Solicitation; Acquisition Proposals.

(a)       Except as expressly permitted by this Section 6.6, the Company agrees that it shall not, and the Company shall not authorize any of its Representatives to, from the date hereof until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, directly or indirectly, (x) solicit, initiate, seek, knowingly encourage or knowingly facilitate (including by way of furnishing information) any inquiry, discussion, offer or request that constitutes, or could reasonably be expected to lead to, a Competing Proposal, (y) engage in, continue or otherwise participate in any discussions or negotiations with (other than to state they are not permitted to engage discussions), or furnish any non-public information relating to the Company or any of its Subsidiaries to, or afford access to the books or records of the Company or its Subsidiaries to, any Third Party that, to the knowledge of the Company, is seeking to make, or has made, a Competing Proposal, or (z) approve, endorse, recommend or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar definitive agreement (other than an Acceptable Confidentiality Agreement) with respect to any Competing Proposal (an “Alternative Acquisition Agreement”).

(b)       At any time after the date hereof and prior to obtaining the Requisite Stockholder Approval, the Company, its board of directors or the strategic committee of such board of directors (the “Committee”), directly or indirectly through its Representatives, may (i) furnish nonpublic information to any Third Party making an unsolicited, written Competing Proposal (provided, however, that prior to so furnishing such information, the Company receives from the Third Party an executed Acceptable Confidentiality Agreement), and (ii) engage in discussions or negotiations with such Third Party with respect to the Competing Proposal if: (x) such Third Party has submitted an unsolicited, written Competing Proposal which the board of directors of the Company or the Committee determines in good faith, after consultation with its financial and legal advisors, constitutes, or could reasonably be expected to lead to, a Superior Proposal, and (y) the board of directors of the Company or the Committee determines in good faith, after consultation with legal counsel, that failure to take such action would likely be inconsistent with the directors’ fiduciary duties under applicable Law; provided, however, (a) such Competing Proposal did not result from a breach of this Section 6.6, and (b) the Company gives Parent the notice required by Section 6.6(e). Prior to taking any of the actions referred to in this Section 6.6(b), and in accordance with Section 6.6(e) below, the Company shall notify Parent and Merger Sub orally and in writing that it proposes to furnish non-public information and/or enter into discussions or negotiations as provided in this Section 6.6(b).

(c)       Except as expressly permitted by this Section 6.6(c), neither the board of directors of the Company nor the Committee shall (i) withdraw, change, qualify or modify, or publicly propose to withdraw, change, qualify or modify, in a manner adverse to Parent or Merger Sub, the Company Recommendation; (ii) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, any Competing Proposal or Alternative Acquisition Agreement made or received after the date hereof (any of the actions described in clauses (i) and (ii) of this Section 6.6(c), an “Adverse Recommendation Change”); or (iii) cause or permit the Company to enter into any Alternative Acquisition Agreement. Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to obtaining the Requisite Stockholder Approval, the board of directors of the Company, upon recommendation of the Committee, shall be permitted (x) to terminate this Agreement to enter into a definitive agreement with respect to a Superior Proposal, subject to compliance with Section 6.6(d) and Section 8.3, if the board of directors of the Company or the Committee (A) has received a Competing Proposal that, in the good faith determination of the board of directors of the Company, upon recommendation of the Committee, constitutes, or could reasonably be expected to lead to, a Superior Proposal, after having complied with, and giving effect to all of the adjustments which may be offered by Parent and Merger Sub pursuant to, Section 6.6(d), and (B) determines in good faith, upon recommendation of the Committee and after consultation with its legal advisors, that failure to take such action may be inconsistent with the directors’ fiduciary duties under applicable Law, or (y) to effect an Adverse Recommendation Change described in clause (i) of such definition, if the board of directors of the Company determines in good faith, upon recommendation of the Committee and after consultation with its legal advisors, that failure to take such action may be inconsistent with the directors’ fiduciary duties under applicable Law.

(d)       The Company shall not be entitled to effect an Adverse Recommendation Change or to terminate this Agreement as permitted under Section 6.6(c) with respect to a Superior Proposal unless (i) the Company has provided a written notice (a “Notice of Superior Proposal”) to Parent and Merger Sub that the Company intends to take such action and provides a copy of the Superior Proposal and a copy of any transaction agreements, (ii) during the three (3) Business Day period following Parent’s and Merger Sub’s receipt of the Notice of Superior Proposal, the Company shall, and shall cause its Representatives to, negotiate with Parent and Merger Sub in good faith (to the extent Parent and Merger Sub desire to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute a Superior Proposal; and (iii) following the end of such three (3) Business Day period, the board of directors of the Company shall have determined in good faith, upon recommendation of the Committee and taking into account any changes to this Agreement proposed in writing by Parent and Merger Sub in response to the Notice of Superior Proposal or otherwise, that the Superior Proposal giving rise to the Notice of Superior Proposal continues to constitute a Superior Proposal. Any material amendment to the financial terms or any other material amendment of such Superior Proposal shall require a new Notice of Superior Proposal and the Company shall be required to comply again with the requirements of this Section 6.6(d); provided, however, that references to the three (3) Business Day period above shall be deemed to be references to a two (2) Business Day period; and provided, further that (x) the Company has complied in all material respects with its obligations under this Section 6.6, (y) any purported termination is in accordance with Section 8.1, and (z) the Company pays Parent the applicable Termination Fee in accordance with Section 8.3 prior to or concurrently with such termination.

(e)       From and after the date hereof, the Company shall, as promptly as reasonably practicable (and in any event within two (2) days), advise Parent and Merger Sub of receipt by the Company of any Competing Proposal or any request for non-public information in connection with any Competing Proposal, the material terms and conditions of any such Competing Proposal or request, including a copy of the Competing Proposal and any related draft agreements, and shall as promptly as reasonably practicable (and in any event within two (2) days) advise Parent and Merger Sub of any material amendments to any such Competing Proposal or request.

(f)           Nothing contained in this Agreement shall prohibit the Company or its board of directors, directly or indirectly, from (a) taking and disclosing to the Company’s stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to the Company’s stockholders in connection with the making or amendment of a tender offer or exchange offer), or from making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 promulgated under the Exchange Act, (b) making any other disclosure to the Company’s stockholders with regard to this Agreement and the transactions contemplated hereby, including the Merger, that such board of directors determines (after consultation with its outside legal counsel) is required by applicable Law or stock exchange rule (in which event the Company shall give Parent notice of such requirement as soon as reasonably practicable prior to such disclosure), or (c) issuing a “stop, look and listen” statement pending disclosure of its position with respect to any tender offer or exchange offer; provided, however, that any disclosures permitted under this Section 6.6(f) shall not be a basis, in themselves, for Parent to terminate this Agreement pursuant to Section 8.1(d)(i).

(g)          For purposes of this Agreement:

(i)        “Competing Proposal” shall mean, other than the transactions contemplated by this Agreement, any bona fide proposal or offer (other than a proposal or offer by Parent or any of its Subsidiaries) from a Third Party relating to (i) a merger, reorganization, sale of assets, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation, joint venture or similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the Company as determined on a book-value basis; (ii) the acquisition (whether by merger, consolidation, equity investment, joint venture or otherwise) by any person of twenty-five percent (25%) or more of the assets of the Company and its Subsidiaries, taken as a whole as determined on a book-value basis; (iii) the acquisition in any manner, directly or indirectly, by any person of twenty-five percent (25%) or more of the issued and outstanding shares of Company Common Stock, (iv) any purchase, acquisition, tender offer or exchange offer that, if consummated, would result in any person beneficially owning twenty-five percent (25%) or more of the Company Common Stock or any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the Company as determined on a book-value basis.

(ii)       “Superior Proposal” shall mean a Competing Proposal (with all percentages in the definition of Competing Proposal increased to fifty percent (50%)) made by a Third Party on terms that the board of directors of the Company determines in good faith, after upon the recommendation of the Committee and consultation with the Company’s financial and legal advisors, and considering such factors as the board of directors of the Company considers to be appropriate (including the conditionality and the timing and likelihood of consummation of such proposal), are more favorable to the Company and its stockholders than the transactions contemplated by this Agreement (after giving effect to all adjustments to the terms thereof which may be offered by Parent in writing (including pursuant to Section 6.6(d)).

Section 6.7        Directors’ and Officers’ Indemnification and Insurance.

(a)       Parent and Merger Sub agree that all rights to exculpation and indemnification for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matters arising in connection with the transactions contemplated by this Agreement), now existing in favor of the current or former directors, officers or employees, as the case may be, of the Company or its Subsidiaries as provided in the Company’s or each of the Company’s Subsidiaries’ respective articles or certificates of incorporation or bylaws (or comparable organizational or governing documents) or in any agreement shall survive the Merger and shall continue in full force and effect. For a period of six (6) years from the Effective Time, Parent and the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) (i) fulfill and honor all obligations of the Company to the Indemnitees with respect to all acts or omissions by them in their capacities as such at any time prior to the Effective Time, to the fullest extent permitted by the Laws of the State of Delaware and required by: (x) the Restated Certificate of Incorporation, as amended, or Bylaws, as amended (or equivalent organizational or governing documents), of the Company or any of its Subsidiaries or affiliates as in effect on the date of this Agreement and (y) the indemnification agreement(s) of the Company or its Subsidiaries or other applicable Contract(s) as in effect on the date of this Agreement, and (ii) not amend, repeal or otherwise modify any such provisions referenced in subsections (i)(x) and (y) above in any manner that would adversely affect the rights thereunder of any Indemnitees, unless such modification is required by the Laws of the State of Delaware.

(b)       Without limiting the provisions of Section 6.7(a), during the period commencing as of the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, Parent and the Surviving Corporation will to the extent permitted by the Laws of the State of Delaware: (i) indemnify and hold harmless each Indemnitee against and from any costs or expenses (including reasonable attorneys’ fees), judgments, inquiries, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent such claim, action, suit, proceeding or investigation arises out of or pertains to: (x) any action or omission or alleged action or omission in such Indemnitee’s capacity as a director, officer, employee, fiduciary or agent of the Company or any of its Subsidiaries or affiliates; or (y) the Distribution, the Recapitalization or Pre-Merger Special Distribution, as the case may be, the Merger, the Merger Agreement and any transactions contemplated hereby; and (ii) pay in advance of the final disposition of any such claim, action, suit, proceeding or investigation the expenses (including reasonable attorneys’ fees) of any Indemnitee upon receipt of an undertaking by or on behalf of such Indemnitee to repay such amount if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified. Notwithstanding anything to the contrary contained in this Section 6.7(b) or elsewhere in this Agreement, neither Parent nor the Surviving Corporation shall (and Parent shall cause the Surviving Corporation not to) settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, action, suit, proceeding or investigation of a covered person for which indemnification may be sought under this Section 6.7(b) unless such settlement, compromise, consent or termination includes an unconditional release of such covered person from all liability arising out of such claim, action, suit, proceeding or investigation, and does not include an admission of fault or wrongdoing by any Indemnitee or such Indemnitee otherwise consents in writing to such settlement, compromise, consent or termination.

(c)       Prior to the Effective Time, the Company shall obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, the “D&O Insurance”), in each case for a claims reporting or discovery period of at least six (6) years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies.

(d)       The Indemnitees to whom this Section 6.7 applies shall be third party beneficiaries of this Section 6.7. The provisions of this Section 6.7 are intended to be for the benefit of each Indemnitee and his or her successors, heirs or Representatives.

(e)       The rights of each Indemnitee under this Section 6.7 shall be in addition to any rights such person may have under the certificate of incorporation or bylaws of the Company, the Surviving Corporation or any of its Subsidiaries, or under any applicable Law or under any agreement of any Indemnitee with the Company or any of its Subsidiaries.

(f)        Notwithstanding anything contained in Section 9.1 or Section 9.7 to the contrary, this Section 6.7 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on all successors and assigns of Parent, the Surviving Corporation and its Subsidiaries, and shall be enforceable by the Indemnitees and their successors, heirs or representatives. In the event that Parent or the Surviving Corporation or any of its successors or assigns consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or a majority of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as applicable, shall succeed to the obligations set forth in this Section 6.7.

Section 6.8        Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) any notice or other communication received by such party from any Governmental Authority in connection with the this Agreement, the Merger or the transactions contemplated hereby, or from any person alleging that the consent of such person is or may be required in connection with the Merger or the transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent is reasonably likely to result in a Company Material Adverse Effect, (b) any actions, suits, written claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to this Agreement, the Merger or the transactions contemplated hereby and (c) or the discovery by a party to this Agreement of any fact, circumstance or event, the occurrence or non-occurrence of which, would reasonably be expected to cause any of the conditions of the obligations of such party to consummate the Merger as set forth in Article VII not to be satisfied or the satisfaction of which to be materially delayed in material breach of this Agreement.

Section 6.9        Public Announcements. The Company, Parent and Merger Sub shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby, and none of the parties shall issue any such press release or make any public statement prior to obtaining the other parties’ written consent (which consent shall not be unreasonably withheld or delayed), except that no such consent shall be necessary to the extent disclosure may be required by Law, Order or applicable stock exchange rule or any listing agreement of any party hereto.

Section 6.10      Employee Matters.

(a)       Parent shall provide or shall cause the Surviving Corporation to provide to employees of the Company and any of its Subsidiaries (the “Company Employees”) compensation (base salary and bonus opportunity) that is, in the aggregate, no less favorable than the compensation provided by the Company immediately prior to Closing and benefits that are, in the aggregate, no less favorable than the benefits Parent to its similarly situated employees.

(b)       For purposes of eligibility, vesting, benefit accrual and determination of level of benefits under the compensation and benefit plans, programs, agreements and arrangements of Parent, the Company, the Surviving Corporation or any respective subsidiary and affiliate thereof providing benefits to any Company Employees after the Closing (the “New Plans”), including for purposes of accrual of vacation and other paid time off and severance benefits under New Plans, each Company Employee shall be credited with his or her years of service with the Company, the Company Subsidiaries and their respective affiliates (and any additional service with any predecessor employer) before the Closing, to the same extent as such Company Employee was entitled, before the Closing, to credit for such service under any similar Company Benefit Plan. Parent shall continue to maintain Company Benefit Plans providing medical, dental, pharmaceutical and/or vision benefits until the end of the applicable plan year in which the Closing occurs. In addition, and without limiting the generality of the foregoing, Parent shall, to the extent permitted by applicable Law, take all reasonable steps to (x) waive all limitations as to pre-existing conditions exclusions, evidence of insurability requirements, waiting periods and actively-at-work or similar requirements with respect to participation and coverage requirements applicable to the Company Employees under any medical, dental, pharmaceutical, vision and/or disability benefit plans that such employees may be eligible to participate in after the Closing Date; and (y) provide Company Employees and their eligible dependents with credit for any co-payments, deductibles, out-of-pocket requirements and offsets (or similar payments) made under the Company Benefit Plans for the plan year in which the Closing occurs under the New Plans for the purposes of satisfying any applicable deductible, out-of-pocket, or similar requirements thereunder as if such amounts had been paid in accordance with such New Plans.

(c)        Any vacation or paid time off accrued but unused by a Company Employee as of immediately prior to the Closing Date shall be credited to such Company Employee following the Closing Date (“Carry Over Vacation”). All future vacation accruals shall be subject to the terms of Parent’s vacation policies, taking into account the balance of any Carry Over Vacation; provided that no Carry Over Vacation shall be subject to forfeiture.

(d)        From the date hereof until the Closing Date, Parent shall have reasonable access, during normal business hours, to all of the Company’s employees in order to discuss possible employment with the Surviving Corporation or Parent (or any of Parent’s Subsidiaries) after the Closing Date.

Section 6.11       Merger Sub. Parent will take all actions necessary to (a) cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement, (b) cause the Surviving Corporation to perform its obligations under this Agreement and (c) ensure that, prior to the Effective Time, Merger Sub shall not conduct any business or make any investments other than as specifically contemplated by this Agreement, or incur or guarantee any indebtedness.

Section 6.12       No Control of the Company’s Business. Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations.

Section 6.13       Rule 16b-3 Matters. Prior to the Effective Time, the Company may take such further actions, if any, as may be necessary or appropriate to ensure that the dispositions of equity securities of the Company (including derivative securities) pursuant to the transactions contemplated by this Agreement by any officer or director of the Company who is subject to Section 16 of the Exchange Act are exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.14       CVR Agreement. At or immediately prior to the Effective Time, the Company shall execute and deliver, and the Company shall ensure that a duly qualified agent (the “CVR Agent”) executes and delivers, a Contingent Value Rights Agreement in substantially the form attached hereto as Exhibit A (the “CVR Agreement”), subject to any reasonable revisions to the CVR Agreement that are requested by the CVR Agent and approved by Parent (which approval shall not be unreasonably withheld, conditioned or delayed). Parent and the Company shall cooperate, including by making changes to the form of CVR Agreement attached hereto as Exhibit A, as necessary to ensure that the CVRs are not subject to registration under the Securities Act, the Exchange Act or any applicable state securities or Blue Sky Laws. Notwithstanding any other provision of this Agreement, prior to the Closing Date, the Company shall use reasonable best efforts to arrange, and the Company shall be entitled to take all actions necessary to arrange, the assignment of the Company’s right to receive the Escrows to the CVR Agent concurrently with the execution and delivery of the CVR Agreement. If the Company receives any Escrow Payment (as defined in the CVR Agreement) prior to the Closing Date that is not included in the Recapitalization or the Pre-Merger Special Distribution, as the case may be, the Company shall (a) deposit such Escrow Payment into a separate account, (b) not encumber such Escrow Payment or otherwise subject such Escrow Payment to any Lien and (c) at the Closing, deposit such Escrow Payment into the CVR Escrow Account (as defined in the CVR Agreement). Notwithstanding the foregoing or any other provision of this Agreement, the Company’s board of directors shall have the right to elect that, if so determined, CVRs shall not be included in the Merger Consideration pursuant to this Agreement and shall instead be distributed as a part of the Recapitalization or the Pre-Merger Special Distribution, as the case may be. Prior to the Closing, Parent and the Company will agree in good faith in a side written letter agreement on mutually acceptable principles to (a) allow Parent to recover from the Escrows prior to their distribution to holders of CVRs the reasonable and documented cost of any counsel and other reasonable and documented costs of defending any dispute, claim or litigation relating to, arising out of or in connection with the CVR Agreement from the Escrows prior to their distribution to holders of CVRs (an “Escrow Claim”) and (b) allow a representative of the holders of CVRs to dispute any Escrow Claim through a mutually agreed arbitration process (it being agreed that the costs of such arbitration and costs of any counsel engaged by such representative would be recoverable by such representative from the Escrows ahead of any amount recoverable by Parent from the Escrows). The maximum amount recoverable by Parent for Escrow Claims shall not exceed the amount of the Escrows not distributed to holders of CVRs at the time of submission of Parent’s claim.

Section 6.15       Resignation of Directors. The Company shall use reasonable best efforts to obtain and deliver to Parent prior to and in connection with the Closing (to be effective as of the Effective Time) the resignation of each director of the Company and each of its Subsidiaries (in each case, in their capacities as directors and not employees).

Section 6.16       Recapitalization; Pre-Merger Special Distribution; Tax Characterization. Prior to the Closing, subject to applicable Laws, the board of directors of the Company either (a) shall declare, and the Company shall pay, the Pre-Merger Special Distribution to holders of record of issued and outstanding shares of Company Common Stock immediately prior to the Effective Time, or (b) shall, subject to obtaining the Requisite Stockholder Approval, instruct the Company to effect the Recapitalization by filing a certificate of amendment of the Restated Certificate of Incorporation of the Company provided that payment of the Pre-Merger Special Distribution or the effectuation of the Recapitalization, as the case may be, shall be contingent on the effectiveness of the Merger and Parent, Merger Sub and the Company acknowledge and agree that the Recapitalization is both a condition to, and part of a plan that includes, the consummation of the Merger. Accordingly, Parent, Merger Sub and the Company shall treat, and shall cause their affiliates to treat, such Recapitalization and the conversion of Company Common Stock described in Section 3.1(b) as a single integrated transaction for U.S. federal income Tax purposes governed by Zenz v. Quinlivan, 213 F.2d 914 (6th Cir. 1954) and Revenue Ruling 54-458, 1954-2 C.B. 167, and shall file all Tax Returns and reports consistent with such treatment, shall not treat any portion of the Recapitalization as a dividend for U.S. federal income Tax purposes, and shall take no position inconsistent therewith in any such Tax Return or report or in any proceeding in respect of Taxes.

Section 6.17       RWI Policy. Parent may obtain after the date hereof (and not as a condition to Closing), and with the commercially reasonable assistance of the Company, at Parent’s sole cost and expense, a buyer-side representation and warranty insurance policy from an insurance provider (the “RWI Policy”).

Section 6.18       Tax Reporting. The parties hereto agree that the Surviving Corporation shall join the consolidated income Tax Return group of which Parent is the common parent corporation for U.S. federal income tax purposes (and for purposes of any similar state, local or foreign Tax Law) at the end of the Closing Date pursuant to Treasury Regulation Section 1.1502-76(b)(1)(ii)(A), and as a result, the Company will have a short Tax year ending on (and including) the Closing Date and will be included in Parent’s consolidated U.S. federal (and similar state, local or foreign) income Tax Returns starting the day after the Closing Date. The parties hereto acknowledge and agree that any income Tax deduction arising from the bonuses, option cashouts, restricted stock units, or other compensation and transaction expenses payments made by the Company in connection with the Merger prior to or on the Closing Date or which constitute Excluded Liabilities shall be allocable to the Tax period ending on or prior to the Closing Date. In addition, the Company’s Tax year for U.S. federal and state income Tax purposes was changed to end on March 31 each year, starting with its Tax year ending March 31, 2019, and further the Company made a cash distribution on the Company Common Stock on April 22, 2019 that was intended to be treated as a distribution in partial liquidation of the Company pursuant to Section 302(e) of the Code. In preparing its Tax Returns, the Company shall elect out of the installment method of reporting gain with respect to the Escrows in accordance with Section 453(d) of the Code and applicable Treasury Regulations and report the entire amount of the gain in the year of the applicable sales, using the maximum amount payable on the Escrows in reporting the amount of the resulting gain (excluding the amount treated as imputed interest to the Company). Furthermore, in the event that the right to receive payments from the Escrows due to the CVRs are distributed as a part of the Recapitalization or the Pre-Merger Special Distribution, as the case may be, the amount of the distribution attributable to the Escrows for income tax purposes shall be equal to the maximum amount payable on the Escrows as of the time of distribution (excluding the amount treated as imputed interest to the recipients). Each of Parent, the Company and the Surviving Corporation shall file all Tax Returns, and conduct all Tax investigations, audits, claims, procedures or proceedings consistently with this Section 6.18 unless otherwise required pursuant to a final determination within the meaning of Section 1313 of the Code.

Article VII

CONDITIONS TO THE MERGER

Section 7.1         Conditions to the Obligations of Each Party. The respective obligations of each party to consummate the Merger are subject to the satisfaction or (to the extent permitted by Law) waiver by the Company and Parent at or prior to the Effective Time of the following conditions:

(a)        the Requisite Stockholder Approval approving the Merger and the Recapitalization (if submitted to holders of Company Common Stock for approval) shall have been obtained; and

(b)       no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order which is then in effect and has the effect of enjoining, limiting, restricting, restraining, or otherwise prohibiting the consummation of the Merger.

(c)       The Pre-Merger Special Distribution shall have occurred or the Recapitalization shall have been effectuated.

Section 7.2        Conditions to the Obligations of Parent and Merger Sub. The respective obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or (to the extent permitted by Law) waiver by Parent at or prior to the Effective Time of the following further conditions:

(a)       each of the representations and warranties of the Company contained in this Agreement, without giving effect to any materiality or “Company Material Adverse Effect” qualifications therein, shall be true and correct as of the date hereof and as of the Closing Date as though made on or as of such date, except for (i) any such representation and warranty expressly speaking as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date, and (ii) such failures of such representations and warranties to be true and correct (as of any date) has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect as of the Effective Time with the same effect as though made as of the Effective Time;

(b)       the Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time;

(c)       the Company shall have delivered to Parent a certificate, dated the Effective Time and signed by its chief executive officer or another senior officer on behalf of the Company, certifying to such officer’s knowledge on behalf of the Company to the effect that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied; and

(d)       since the date hereof, there shall not have been any effect, change, event or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 7.3        Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or (to the extent permitted by Law) waiver by the Company at or prior to the Effective Time of the following further conditions:

(a)       each of the representations and warranties of Parent and Merger Sub contained in this Agreement (without giving effect to any materiality or “Parent Material Adverse Effect” qualifications) shall be true and correct as of the date hereof and as of the Closing Date as though made on or as of such date, except for (i) any such representation and warranty expressly speaking as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date, and (ii) such failures of such representations and warranties to be true and correct (as of any date) has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect as of the Effective Time with the same effect as though made on and as of the Effective Time;

(b)          Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time; and

(c)          Parent shall have delivered to the Company a certificate, dated the Effective Time and signed by its chief executive officer or another senior officer on behalf of Parent, certifying to such officer’s knowledge on behalf of Parent to the effect that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

Section 7.4           Frustration of Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such party’s failure to comply with or perform any of its covenants or obligations set forth in this Agreement.

Article VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1            Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated at any time prior to the Effective Time, whether before or after the Requisite Stockholder Approval is obtained (except as otherwise expressly noted), as follows:

(a)          by mutual written consent of each of Parent and the Company duly authorized by each of their respective boards of directors (as well as the Committee in the case of the Company); or

(b)          by either Parent or the Company, if:

(i)        the Effective Time shall not have occurred on or before October 31, 2019 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party if the failure of such party (including, in the case of Parent, the failure of Merger Sub) to perform any of its obligations under this Agreement, the failure to act in good faith or the failure to use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement has been a principal cause of or resulted in the failure of the Merger to be consummated on or before such date; or

(ii)       (A) a Law shall have been enacted, entered or promulgated prohibiting the consummation of the Merger on the terms contemplated hereby or (B) any Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action shall have become final and non-appealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 8.1(b)(ii)(B) shall have used its reasonable best efforts to remove such Order or other action; and provided, further, that the right to terminate this Agreement under this Section 8.1(b)(ii)(B) shall not be available to a party if the issuance of such final, non-appealable Order was primarily due to the failure of such party, and in the case of Parent, including the failure of Merger Sub, to perform any of its obligations under this Agreement;

(iii)      if the Requisite Stockholder Approval shall not have been obtained by the Company at the Stockholders’ Meeting duly convened therefor or at any adjournment or postponement thereof; or

(c)          by the Company if:

(i)        Parent or Merger Sub shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (x) would result in a failure of a condition set forth in Section 7.3(a) or Section 7.3(b) and (y) cannot be cured on or before the Termination Date or, if curable, is not cured by Parent within thirty (30) days of receipt by Parent of written notice of such breach or failure; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(c)(i) if: the Company is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach would result in a failure of a condition set forth in Section 7.1(a), Section 7.1(b), or Section 7.1(c); or

(ii)       Prior to receipt of the Requisite Stockholder Approval (x) the board of directors of the Company has determined to enter into a definitive agreement with respect to a Superior Proposal to the extent permitted by, and subject to the terms and conditions of, Section 6.6(c) and Section 6.6(d), and (y) concurrently with such termination, the Company pays to Parent the fee specified in Section 8.3(a)(ii)); or

(iii)      all of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing), and Parent and Merger Sub fail to consummate the Merger within two (2) Business Days following the date the Closing should have occurred; or

(d)          by Parent if:

(i)        the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (x) would result in a failure of any condition set forth in Section 7.2(a), Section 7.2(b) or Section 7.2(c), and (y) cannot be cured on or before the Termination Date (giving effect to the possible extension thereof pursuant to Section 8.1(b)(i)) or, if curable, is not cured by the Company within thirty (30) days of receipt by the Company of written notice of such breach or failure; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if: Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach would result in a failure of a condition set forth in Section 7.3(a) or Section 7.3(b); or

(ii)       (x) the board of directors of the Company shall have made an Adverse Recommendation Change; (y) the Company enters into an Alternative Acquisition Agreement; or (z) the board of directors of the Company fails to include the Company Recommendation in the Proxy Statement.

Section 8.2           Effect of Termination. In the event that this Agreement is terminated and the Merger abandoned pursuant to Section 8.1, written notice thereof shall be given to the other party or parties, specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail, and this Agreement shall forthwith become null and void and of no effect without liability on the part of any party hereto (or any of its Representatives), and all rights and obligations of any party hereto shall cease; provided, however, that, except as otherwise provided in Section 8.3 or in any other provision of this Agreement, no such termination shall relieve any party hereto of any liability or damages resulting from any breach of this Agreement prior to such termination, in which case the aggrieved party shall be entitled to all remedies available at Law or in equity; and provided further, that the Confidentiality Agreement, and the provisions of Section 6.5(b), Section 6.9, this Section 8.2, Section 8.3, Section 8.6, Article IX and Appendix A shall survive any termination of this Agreement pursuant to Section 8.1.

Section 8.3           Termination Fees.

(a)          If, but only if, the Agreement is terminated by:

(i)        (x) either Parent or the Company pursuant to Section 8.1(b)(i) or Section 8.1(b)(iii), or by Parent pursuant to Section 8.1(d)(i), Section 8.1(d)(ii)(x) or Section 8.1(d)(ii)(z) and (y) the Company (A) receives or has received a Competing Proposal from a Third Party after the date hereof, which Competing Proposal becomes publicly known, and (B) within twelve (12) months of the termination of this Agreement, enters into, agrees to or consummates a transaction regarding such Competing Proposal or any Competing Proposal, then the Company shall pay, or cause to be paid, to Parent an amount equal to Three Hundred Thirty Dollars ($330,000) (the “Termination Fee”), not later than the third (3rd) Business Day following the execution of the agreement relating to such transaction arising from such Competing Proposal (provided, however, that for purposes of this Section 8.1(c)(ii), the references to “twenty-five percent (25%)” in the definition of Competing Proposal shall be deemed to be references to “fifty percent (50%)”); or

(ii)       the Company pursuant to Section 8.1(c)(ii) or Parent pursuant to Section 8.1(d)(ii)(y), then the Company shall pay, or cause to be paid, to Parent the Termination Fee;

(b)          Notwithstanding anything to the contrary set forth in this Agreement:

(i)        the parties agree that in no event shall the Company be required to pay the Termination Fee on more than one occasion; and

(ii)       the parties agree that the Termination Fee shall be reduced by any amounts as may be required to be deducted or withheld therefrom under applicable Tax Law.

(c)          Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 9.9, Parent’s right to receive payment from the Company of the Termination Fee pursuant to Section 8.3(a) shall constitute the sole and exclusive remedy of Parent and Merger Sub against the Company and its Subsidiaries and any of their respective former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents, affiliates or assignees (collectively, the “Company Related Parties”) for all losses and damages suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount, none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated thereby (except that the Company shall also be obligated with respect to Section 8.3(d)).

(d)          Each of the parties hereto acknowledges that (i) the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, (ii) the Termination Fee is not a penalty, but is liquidated damages, in a reasonable amount that will compensate Parent in the circumstances in which such fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision, and (iii) without these agreements, the parties would not enter into this Agreement.

Section 8.4           Amendment. This Agreement may be amended by mutual agreement of the parties hereto by action taken by or on behalf of their respective boards of directors at any time whether before or after receipt of the Requisite Stockholder Approval; provided, however, that after the Requisite Stockholder Approval has been obtained, there shall not be any amendment that by Law or in accordance with the rules of any stock exchange requires further approval by the stockholders of the Company without such further approval of such stockholders nor any amendment or change not permitted under applicable Law. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 8.5           Waiver. At any time prior to the Effective Time, subject to applicable Law, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, and (c) subject to the proviso of Section 8.4, waive compliance with any agreement or condition contained herein. Any such extension or waiver shall only be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 8.6           Expenses; Transfer Taxes. All Expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

Article IX

GENERAL PROVISIONS

Section 9.1           Non-Survival of Representations, Warranties and Agreements. The representations, warranties, covenants and agreements in this Agreement and any certificate delivered pursuant hereto by any party hereto shall terminate at the Effective Time or, except as provided in Section 8.2, upon the termination of this Agreement pursuant to Section 8.1, as the case may be, except that this Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time or after termination of this Agreement, including those contained in Section 6.7 and Section 6.14.

Section 9.2           Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx, UPS or other nationally recognized overnight delivery service, or (iv) when delivered by email (in each case in this clause (iv), solely if receipt is confirmed), addressed as follows:

if to Parent or Merger Sub:

TheMaven, Inc.

1500 Fourth Avenue, Suite 200

Seattle, Washington 98101

Attention: James C. Heckman

with a copy (which shall not constitute notice) to:

Golenbock Eiseman Assor Bell & Peskoe LLP

711 Third Avenue, 17th Floor

New York, New York 10017

Attention: Andrew D. Hudders

if to the Company:

TheStreet, Inc.

14 Wall Street, 15th Floor

New York, New York 10005

Attention: Eric Lundberg

with a copy (which shall not constitute notice) to each of:

Orrick, Herrington & Sutcliffe LLP

The Orrick Building
405 Howard Street
San Francisco, CA 94105
Attention: Karen Dempsey; Richard Vernon Smith

Section 9.3           Interpretation; Certain Definitions. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to an Article, Section, subsection, Appendix, Annex or Exhibit, such reference shall be to an Article, Section or subsection of, or an Appendix, Annex or Exhibit to, this Agreement, unless otherwise indicated. The table of contents and headings for this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor Laws. References to a person are also to its successors and permitted assigns. All references to “dollars” or “$” refer to currency of the United States of America.

Section 9.4           Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any present or future Law, or public policy, (a) such term or other provision shall be fully separable, (b) this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part hereof, (c) all other conditions and provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable term or other provision or by its severance herefrom so long as the economic or legal substance of the Merger is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Merger be consummated as originally contemplated to the fullest extent possible.

Section 9.5           Assignment. Neither this Agreement nor any rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto.

Section 9.6           Entire Agreement. This Agreement (including the exhibits, annexes and appendices hereto) constitutes, together with the CVR Agreement, Confidentiality Agreement, the Company Disclosure Schedule and the Parent Disclosure Schedule, the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

Section 9.7           No Third-Party Beneficiaries. This Agreement is not intended to and shall not confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns, except for (a) the rights of the Company’s stockholders to receive the Merger Consideration at the Effective Time, (b) the right of the Company, on behalf of its stockholders to collect the Aggregate Cash Merger Consideration (or any portion thereof) and/or pursue damages (which shall include, to the extent proven, the total amount that could have been claimed by the Company’s stockholders if such stockholders brought an action against Parent and Merger Sub and were recognized as intended third-party beneficiaries hereunder) in the event of Parent’s or Merger Sub’s breach of this Agreement or fraud, which right is hereby acknowledged and agreed by Parent and Merger Sub, (c) the provisions of Section 6.7, and (d) the provisions of Section 6.14, Section 6.16 and Section 6.18. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 8.5 without notice or liability to any other person. The representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Accordingly, persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.8           Governing Law; Consent to Jurisdiction. This Agreement and all actions, proceedings or counterclaims (whether based on Contract, tort or otherwise) arising out of or relating to this Agreement or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement thereof, shall be governed by, and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. Each of the parties (i) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts) in any action, proceeding or counterclaim relating to the Merger, for and on behalf of itself or any of its properties or assets, in accordance with Section 9.2 or in such other manner as may be permitted by applicable Law, and nothing in this Section 9.8 will affect the right of any party to serve legal process in any other manner permitted by applicable Law; (ii) irrevocably and unconditionally consents and submits itself and its properties and assets in any action, proceeding or counterclaim to the exclusive general jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware) (the “Chosen Courts”) in the event that any dispute or controversy arises out of this Agreement or the transactions contemplated hereby, including the Merger; (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (iv) agrees that any action, proceeding or counterclaim arising in connection with this Agreement or the transactions contemplated hereby, including the Merger, will be brought, tried and determined only in the Chosen Courts; (v) waives any objection that it may now or hereafter have to the venue of any such action, proceeding or counterclaim in the Chosen Courts or that such action, proceeding or counterclaim was brought in an inconvenient court and agrees not to plead or claim the same; and (vi) agrees that it will not bring any action, proceeding or counterclaim relating to this Agreement or the transactions contemplated hereby, including the Merger, in any court other than the Chosen Courts. Each of Parent, Merger Sub and the Company agrees that a final judgment in any action, proceeding or counterclaim in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

Section 9.9           Specific Performance. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. Accordingly, the parties acknowledge and agree that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at Law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 9.10         Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or by e-mail of a .pdf attachment shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.11         WAIVER OF JURY TRIAL. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Parent:

THEMAVEN, INC.

By:	/s/ James C. Heckman
Name: James C. Heckman
Title: CEO

merger sub:

TST Acquisition Co., Inc.

By:	/s/ James C. Heckman
Name: James C. Heckman
Title: CEO

[Signature Page to Merger Agreement]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Company:

THESTREET, INC.

By:	/s/ Eric F. Lundberg
Name: Eric F. Lundberg
Title: CEO and CFO

[Signature Page to Merger Agreement]

Appendix A

As used in the Agreement, the following terms shall have the following meanings:

“1998 Plan” shall mean the Company’s 1998 Stock Incentive Plan, as amended and restated.

“2007 Plan” shall mean the Company’s 2007 Performance Incentive Plan, as amended and restated.

“Acceptable Confidentiality Agreement” shall mean a customary confidentiality agreement containing terms no less favorable to the Company in the aggregate than the terms set forth in the Confidentiality Agreement; provided, however, that such confidentiality agreement shall not prohibit compliance by the Company with any of the provisions of Section 6.6.

“Aggregate Cash Merger Consideration” shall mean Sixteen Million Five Hundred Thousand Dollars ($16,500,000.00) in cash.

“Blue Sky Laws” shall mean state securities, takeover or “blue sky” laws.

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which all banking institutions in New York, New York or Los Angeles, California are authorized or obligated by Law or executive order to close.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Benefit Plan” shall mean each material “employee pension benefit plan” (as defined in Section 3(2) of ERISA), each material “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and each other material plan, agreement, arrangement or policy (written or oral) relating to stock options, stock purchases, deferred compensation, bonus, severance, retention, fringe benefits or other employee benefits, in each case maintained or contributed to, or required to be maintained or contributed to, by the Company or its ERISA Affiliates for the benefit of any current or former employee or director of the Company or any of its subsidiaries, other than any plan, arrangement or policy mandated by applicable Law.

“Company Lease” shall mean any lease, sublease, sub-sublease, license and other agreement under which the Company or any of its Subsidiaries leases, subleases, licenses, uses or occupies (in each case whether as landlord, tenant, sublandlord, subtenant or by other occupancy arrangement), or has the right to use or occupy, now or in the future, any real property.

“Company Material Adverse Effect” shall mean any change, event, violation, inaccuracy, effect or circumstance (each, an “Effect”) that, individually or taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Company Material Adverse Effect, (A) is or would reasonably be expected to be materially adverse to the business, financial condition or results of operations of the Company; or (B) would reasonably be expected to prevent or materially impair the consummation by the Company of the Merger prior to the Termination Date, and shall include the termination of the employment of either or both of Eric Lundberg or Margaret De Luna prior to Closing by the Company; provided, however, that, with respect to clause (A) only, none of the following (by itself or when aggregated) will be deemed to be or constitute a Company Material Adverse Effect or will be taken into account when determining whether a Company Material Adverse Effect has occurred or may, would or could occur (subject to the limitations set forth below): (i) changes in general economic conditions in the United States or any other country or region in the world, or changes in conditions in the global economy generally; (ii) changes in conditions in the financial markets, credit markets or capital markets in the United States or any other country or region in the world, including (1) changes in interest rates or credit ratings in the United States or any other country; (2) changes in exchange rates for the currencies of any country; or (3) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world; (iii) changes in conditions in the markets or industries in which the Company generally conducts business; (iv) changes in regulatory, legislative or political conditions in the United States or any other country or region in the world; (v) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, terrorism or military actions (including any escalation or general worsening of any such hostilities, acts of war, sabotage, terrorism or military actions) in the United States or any other country or region in the world; (vi) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world; (vii) any Effect resulting from the announcement of this Agreement, the pendency of the Merger, the cessation or termination of the employment of any of Eric Lundberg and/or Margaret De Luna due to death or Disability or termination of the employment of James C. Cramer for any reason, including the impact of any of the foregoing on or loss of the relationships, contractual or otherwise of the Company with employees (except to the extent that such loss is due to Company employee terminations or departures the positions for which have not been filled or replaced through and as of the Closing and which exceed, in the aggregate since the public announcement of this Agreement, thirty percent (30%) of the total number of individuals employed by the Company as of the date hereof), suppliers, advertisers, sponsors, customers (including subscribers to digital subscription newsletters), partners, vendors or any other third person; (viii) the compliance by any party with the terms of this Agreement, including any action taken or refrained from being taken pursuant to or in accordance with this Agreement; (ix) any action taken or refrained from being taken, in each case to which Parent has expressly approved, consented to or requested in writing following the date hereof; (x) changes or proposed changes in GAAP or other accounting standards or in any applicable Laws (or the enforcement or interpretation of any of the foregoing); (xi) changes in the price or trading volume of the Company Common Stock, in and of itself (it being understood that any cause of such change may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred); (xii) any failure, in and of itself, by the Company to meet (A) any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period; or (B) any internal budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that any cause of any such failure may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred); (xiii) the availability or cost of equity, debt or other financing to Parent or Merger Sub; (xiv) any Transaction Litigation or other claim, action, suit, arbitration, proceeding or investigation threatened, commenced, made or brought by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company) against the Company, any of its directors, officers or employees arising out of or related to the Merger or any other transaction contemplated by this Agreement; and (xv) any matters disclosed in the Company Disclosure Letter; except, with respect to clauses (i), (ii), (iii), (iv), (v), (vi) and (x) to the extent that such Effect has had a materially disproportionate adverse effect on the Company relative to other companies of a similar size operating in the industries in which the Company conducts business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred a Company Material Adverse Effect.

“Company Option” shall mean each outstanding option to purchase shares of Company Common Stock under any of the Company Plans.

“Company Plans” shall mean the 1998 Plan and 2007 Plan.

“Company Recommendation” shall mean the recommendation of the board of directors of the Company that the stockholders of the Company adopt this Agreement and approve the transactions contemplated hereby, including the Merger.

“Confidentiality Agreement” shall mean the mutual confidentiality agreement, dated as January 28, 2019, between Parent and the Company.

“Contract” shall mean any written contract, subcontract, note, bond, mortgage, indenture, lease, license, sublicense or other binding agreement.

“Disability” shall mean the inability of an individual to engage in any substantially gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months as provided in Sections 22(e)(3) and 409A(a)(2)(c)(i) of the Code and will be determined by the board of directors of the Company on the basis of such medical evidence as the Board deems warranted under the circumstances.

“DGCL” shall mean the General Corporation Law of the State of Delaware.

“Distribution” shall mean the special cash distribution in the amount of approximately $94.3 million declared by the Company’s board of directors, the 1-for-10 reverse stock split of the Company Common Stock approved by the Company’s board of directors in connection therewith and all actions taken or to be taken by the Company to effect the foregoing, including payment of such special cash distribution to the Company’s stockholders and amendment of the Company’s Restated Certificate of Incorporation, as amended, to effect such reverse stock split (which distribution was paid on April 22, 2019 to the stockholders of record and which reverse stock-split was effective on April 26, 2019).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any trade or business that, together with the Company, would be treated as a single employer pursuant to Section 4001(b) of ERISA.

“Escrows” means, collectively, (i) the escrows established pursuant to the Escrow Agreement, dated as of June 20, 2018, by and among The Street, Inc., Bankers Financial Products Corporation, S&P Global Market Intelligence Inc. and Citibank, National Association, as escrow agent; and (ii) the escrows established pursuant to the Escrow Agreement, dated as of February 14, 2019, by and among TheStreet, Inc., Euromoney Institutional Investor PLC and Citibank, National Association, as escrow agent.

“Excess Cash Amount” shall mean in an amount in cash, as determined in good faith by the Company immediately prior to the Effective Time and in accordance with GAAP, equal to (a) the aggregate amount of cash and cash equivalents of the Company and its subsidiaries immediately prior to the Effective Time minus (b) the aggregate amount of Excluded Liabilities (determined in accordance with Section 6.16 of the Company Disclosure Schedule).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Expenses” shall mean all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Proxy Statement, the solicitation of stockholder approvals, engaging the services of the Escrow Agent, the Paying Agent and the Rights Agent, obtaining third party consents, any other filings with the SEC and all other matters related to the closing of the Merger and the other transactions contemplated by this Agreement or the CVR Agreement.

“GAAP” shall mean the United States generally accepted accounting principles.

“Governmental Authority” shall mean any United States (federal, state or local) or foreign government, or any governmental, regulatory, judicial or administrative authority, agency or commission.

“Indemnitee” shall mean any individual who, on or prior to the Effective Time, was an officer, director or employee of the Company or served on behalf of the Company as an officer, director or employee of any of the Company’s Subsidiaries or affiliates or any of their predecessors in all of their capacities (including as stockholder, controlling or otherwise) and the heirs, executors, trustees, fiduciaries and administrators of such officer, director or employee.

“IRS” shall mean the U.S. Internal Revenue Service.

“knowledge” shall mean the actual knowledge of the executive officers of the Company or Parent, as applicable.

“Law” shall mean any and all domestic (federal, state or local) or foreign laws, rules, regulations, statutes, orders, ordinance, judgments or decrees or other pronouncements by any Governmental Authority.

“Lien” shall mean liens, claims, mortgages, encumbrances, pledges, security interests or charges of any kind, other than licenses of or other grants of rights to use Intellectual Property Rights.

“Order” shall mean any decree, order, judgment, ruling, writ, injunction, temporary restraining order or other formal order in any suit or proceeding by or with any Governmental Authority.

“Parent Material Adverse Effect” shall mean any change, effect or circumstance that individually or in the aggregate, would reasonably be expected to prevent or materially delay or impair the ability of Parent to consummate the Merger and the other transactions contemplated by this Agreement.

“Per Share Amount” shall mean a cash amount equal to the quotient of (a) the Aggregate Cash Merger Consideration divided by (b) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than those shares canceled or retired pursuant to Section 3.1(a)).

“Permitted Lien” shall mean (i) any Lien for Taxes not yet delinquent or for Taxes being contested in good faith for which adequate accruals or reserves have been established, (ii) Liens securing indebtedness or liabilities that are reflected in the Company SEC Documents or incurred in the ordinary course of business since the date of the most recent Annual Report on Form 10-K filed with the SEC by the Company and Liens securing indebtedness or liabilities that have otherwise been disclosed to Parent in writing, (iii) such Liens or other imperfections of title, if any, that do not have, individually or in the aggregate, a Company Material Adverse Effect, including (A) covenants, conditions and restrictions, easements, rights of way, licenses or claims of the same, whether or not shown by the public records (B) boundary line disputes, overlaps, encroachments and other matters, whether or not of record, that would be disclosed by an accurate survey or a personal inspection of the property, (C) rights of parties in possession, (D) any supplemental Taxes or assessments not shown by the public records and (E) title to any portion of the premises lying within the right of way or boundary of any public road or private road, (iv) Liens imposed or promulgated by Laws with respect to real property and improvements, including zoning regulations, (v) Liens that would be disclosed on current title reports or existing surveys, (vi) mechanics’, materialmen’s, carriers’, workmen’s, repairmen’s, warehousemen’s and similar Liens incurred in the ordinary course of business, (vii) Liens securing acquisition financing with respect to the applicable asset, including refinancings thereof, and (viii) leases, subleases, licenses or sublicenses granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Company and do not secure any indebtedness.

“person” shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a Governmental Authority.

“Prior Transactions” means, collectively, the transactions consummated pursuant to (a) the Membership Interest Purchase Agreement, dated as of December 6, 2018, by and between Euromoney Institutional Investor PLC and the Company, and (b) the Asset Purchase Agreement, dated as of June 20, 2018, by and among the Company, Bankers Financial Products Corporation and S&P Global Market Intelligence Inc.

“Representatives” means a party’s directors, officers, employees, consultants, advisors (including, without limitation, attorneys, accountants, consultants, investment bankers, and financial advisors), agents and other representatives.

“SEC” shall mean the Securities and Exchange Commission.

“Secretary of State” shall mean the Secretary of State of the State of Delaware.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Subsidiary” of any person, shall mean any corporation, partnership, joint venture or other legal entity of which such person (either above or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity. For the avoidance of doubt, any reference to Subsidiaries of the Company refers to the Subsidiaries of the Company as of the date of this Agreement.

“Tax” or “Taxes” shall mean any and all taxes, fees, levies, duties, tariffs, imposts, and other similar charges (together with any and all interest, penalties and additions to tax) imposed by any governmental or taxing authority including without limitation taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; customs’ duties, tariffs, and similar charges.

“Tax Returns” shall mean returns, reports and information statements, including any schedule or attachment thereto, with respect to Taxes required to be filed with the IRS or any other governmental or taxing authority.

“Third Party” shall mean any person or group other than Parent, Merger Sub and their respective affiliates.

“Transaction Litigation” shall mean any claim, action, suit, arbitration, proceeding or investigation commenced or threatened in writing against a party or any of its Subsidiaries or Affiliates or otherwise relating to, involving or affecting such party or any of its Subsidiaries or Affiliates, in each case in connection with, arising from or otherwise relating to or regarding the Merger or any other transaction contemplated by this Agreement, including any claim, action, suit, arbitration, proceeding or investigation alleging or asserting any misrepresentation or omission in the Proxy Statement, any Other Required Company Filing or any other communications to the stockholders of the Company.

“Treasury Regulations” shall mean the United States Federal Income Tax Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“WARN Act” shall mean the Worker Adjustment and Retraining Notification Act of 1988.

eXHIBIT A

CONTINGENT VALUE RIGHTS AGREEMENT

THIS CONTINGENT VALUE RIGHTS AGREEMENT, dated as of [__________], 2019 (as may be amended from time to time, this “Agreement”), is entered into by and among TheStreet, Inc., a Delaware corporation (the “Company”), [●], a [●] as rights agent (as qualified in Section 1.1 below, the “Rights Agent”) in favor of the Holders (as defined in Section 1.1), and solely for purposes of Section 6.19, TheMaven, Inc., a Delaware corporation (“Parent”).

RECITALS

WHEREAS, Parent, TST Acquisition Co., Inc., a Delaware corporation (“Merger Sub”), and the Company, have entered into an Agreement and Plan of Merger, dated as of June 11, 2019 (as may be amended from time to time, the “Merger Agreement”), pursuant to which, upon the terms and subject to the condition set forth in the Merger Agreement, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a Subsidiary of Parent;

WHEREAS, pursuant to the Merger Agreement and upon effectiveness of the Merger, the Company’s stockholders are entitled to the right to receive contingent cash payments, upon the terms and subject to conditions set forth herein;

WHEREAS, the Company has assigned to the Rights Agent the Company’s rights to receive the Escrows; and

NOW, THEREFORE, in consideration of the foregoing and the consummation of the transactions referred to above, the parties hereto hereby agree, for the equal and proportionate benefit of the CVRs of all Holders (each as hereinafter defined), upon the terms and subject to the conditions set forth in this Agreement and in the Merger Agreement, as follows:

Article I

DEFINITIONS; CERTAIN RULES OF CONSTRUCTION

Section 1.1            Definitions. Unless otherwise defined herein, capitalized terms used but not defined herein shall have the meaning ascribed to them in the Merger Agreement. As used in this Agreement, the following terms will have the following meanings:

“Buyer” means S&P Global Market Intelligence Inc. or Euromoney Institutional Investor PLC, and any of their successors and assigns, as the case may be.

“CVRs” means the rights of Holders (granted to initial Holders pursuant to Section 3.1(b) of the Merger Agreement) to receive a contingent cash payment determined in accordance with Section 2.1, subject to the terms and conditions of this Agreement and the Merger Agreement.

“CVR Percentage” means, with respect to a Holder as of the applicable date of determination, the quotient of (a) the number of CVRs held by such Holder, divided by (b) the sum of (i) the number of shares Company Common Stock outstanding (excluding shares to be cancelled and retired in accordance with Section 3.1(a) of the Merger Agreement) plus (ii) the number of shares of Company Common Stock subject to Company Options outstanding with an exercise price per share below the Option Per Share Consideration as of immediately prior to the Effective Time.

“CVR Register” has the meaning set forth in Section 2.3(b).

“DTC” means The Depository Trust Company or any successor thereto.

“Escrows” means, collectively, (i) the escrows established pursuant to the Escrow Agreement, dated as of June 20, 2018, by and among The Street, Inc., Bankers Financial Products Corporation, S&P Global Market Intelligence Inc. and Citibank, National Association, as escrow agent; and (ii) the escrows established pursuant to the Escrow Agreement, dated as of February 14, 2019, by and among TheStreet, Inc., Euromoney Institutional Investor PLC and Citibank, National Association, as escrow agent.

“Holder” means a Person entitled to receive the Merger Consideration pursuant to Section 3.1(b) of the Merger Agreement or to whom a CVR was transferred in a Permitted Transfer and, in each case, in whose name a CVR is registered in the CVR Register at the applicable time.

“Majority Holders” means, at the time of determination, Holders of at least a majority of the outstanding CVRs.

“Officer’s Certificate” means a certificate signed by an authorized officer of the Company, in his or her capacity as such an officer, and delivered to the Rights Agent.

“Permitted Transfer” means a transfer of CVRs (a) upon death of a Holder by will or intestacy; (b) by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustee, (c) pursuant to a court order; (d) by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; or (e) in the case of CVRs payable to a nominee, from a nominee to a beneficial owner (and, if applicable, through an intermediary) or from such nominee to another nominee for the same beneficial owner, in each case to the extent allowable by DTC.

“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent will have become such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” will mean such successor Rights Agent.

“Shares” means, collectively, Company Common Shares, excluding any shares to be cancelled and retired in accordance with Section 3.1(a) of the Merger Agreement and any Dissenting Shares, and shares of Company Common Stock subject to Company Options outstanding with an exercise price per share below the Option Per Share Consideration as of immediately prior to the Effective Time.

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Article II

CONTINGENT VALUE RIGHTS

Section 2.1            CVRs. The CVRs represent the rights of Holders (granted to the initial Holders pursuant to the Merger Agreement) to receive contingent cash payments pursuant to this Agreement.

Section 2.2            Nontransferable. The CVRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer. Any attempted sale, assignment, transfer, pledge, encumbrance or disposition of CVRs, in whole or in part, in violation of this Section 2.2 shall be void and of no effect.

Section 2.3            No Certificate; Registration; Registration of Transfer; Change of Address.

(a)           The CVRs will not be evidenced by a certificate or other instrument.

(b)           The Rights Agent shall keep a register (the “CVR Register”) for the purpose of registering CVRs and transfers of CVRs as herein provided. The CVRs shall be registered in the names and addresses of the Holder as set forth in the form the Company furnishes or causes to be furnished to the Rights Agent pursuant to Section 4.1, and in a denomination equal to the number of Shares converted into the right to receive the Merger Consideration. The CVR Register will initially show one position for the Rights Agent representing all Shares held by DTC on behalf of street holders held by such holders as of immediately prior to the Merger Effective Time. The Rights Agent hereby acknowledges the restrictions on transfer contained in Section 2.2 and agrees not to register a transfer which does not comply with Section 2.2.

(c)           Subject to the restrictions on transferability set forth in Section 2.2, every request made to transfer a CVR must be in writing and accompanied by a written instrument of transfer and other requested documentation in a form reasonably satisfactory to the Rights Agent pursuant to its customary policies and guidelines, duly executed by the Holder thereof, the Holder’s attorney duly authorized in writing, the Holder’s personal representative or the Holder’s survivor, and setting forth in reasonable detail the circumstances relating to the transfer. Upon receipt of such written notice, the Rights Agent shall, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions of this Agreement (including the provisions of Section 2.2), register the transfer of the CVRs in the CVR Register. Any transfer of CVRs will be without charge (other than the cost of any Tax) to the applicable Holder. The Rights Agent shall have no duty or obligation to take any action under any section of this Agreement that requires the payment by a Holder of a CVR of applicable Taxes or charges unless and until the Rights Agent is satisfied that all such Taxes or charges have been paid. All duly transferred CVRs registered in the CVR Register shall be the valid obligations of the Company and shall entitle the transferee to the same benefits and rights under this Agreement as those held immediately prior to the transfer by the transferor. No transfer of a CVR shall be valid until registered in the CVR Register.

(d)           A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written notice, the Rights Agent will promptly record the change of address in the CVR Register.

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Section 2.4            Payment Procedures; Tax Withholding.

(a)           Each Holder shall be entitled to receive such Holder’s CVR Percentage of any funds received by the Rights Agent from the Escrows (an “Escrow Payment”). Accordingly, after receipt of an Escrow Payment, the Rights Agent shall promptly (and in any event, within five (5) Business Days of the receipt thereof) pay (x) by one lump sum wire payment to DTC for any Holder who is a former street name holder of Shares and (y) for all other Holders, by check mailed, first-class postage prepaid, to the address of each Holder set forth in the CVR Register or by other method of delivery as specified by the applicable Holder in writing to the Rights Agent (such amount in (x) and (y) together, an amount in cash equal to the Escrow Payment). The Rights Agent shall hold the Escrow Payment in a non-interest bearing account until such Escrow Payment is paid to the Holders as provided in this Section 2.4(a) and Section 3.2(p). The Company may not set off against or deduct or withhold from any Escrow Payment payable to the Rights Agent pursuant to this Section 2.4(a) any amount, except as expressly provided in Section 3.2(p).

(b)           The Rights Agent shall be entitled to deduct or withhold from any payment to be made to a Holder of such Holder’s CVR Percentage of the Escrow Payment such amounts as may be required to be deducted or withheld with respect to the CVR under the Code, and the rules and regulations thereunder, or any other applicable provision of state, local or foreign law relating to Taxes, as may be reasonably determined by the Rights Agent. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to such Holder.

Section 2.5            No Voting, Dividends or Interest; No Equity or Ownership Interest in the Company.

(a)           The CVRs will not have any voting or dividend rights, and interest will not accrue on any amounts payable on the CVRs to any Holder.

(b)           The CVRs will not represent any equity or ownership interest in the Company, any constituent company to the Merger or any of their respective Affiliates.

Section 2.6            Ability to Abandon CVR. A Holder may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights in a CVR by transferring such CVR to the Company without consideration therefor. Nothing in this Agreement shall prohibit the Company from offering to acquire or acquiring any CVRs for consideration from the Holders, in private transactions or otherwise, in its sole discretion.

Article III

THE RIGHTS AGENT

Section 3.1            Certain Duties and Responsibilities; Agency; Enforcement.

(a)           The Rights Agent will not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent of its breach of this Agreement, willful misconduct, bad faith or gross negligence (each as determined by a judgment of a court of competent jurisdiction).

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(b)           Each Holder shall be deemed to have irrevocably appointed, authorized and directed [name of Rights Agent to be inserted] (and any successor in accordance with this Article III) to act as the Rights Agent, and such Holder’s agent, representative, proxy and attorney-in-fact for the purpose of enforcing such Holder’s rights under this Agreement, and exercising, on behalf of all Holders, the rights and powers of the Holders hereunder and thereunder. Without limiting the generality of the foregoing, the Rights Agent shall have full power and authority, and is hereby directed, for and on behalf of the Holders, to take such action, and to exercise such rights, power and authority, as are authorized, delegated and granted to the Rights Agent hereunder in connection with the transactions contemplated hereby and thereby, to give or receive any notices required or permitted to be given hereunder and thereunder, to accept service of process on behalf of any Holder, to execute and deliver, or hold in escrow and release, any exhibits or amendments to this Agreement or any other agreements, certificates, stock powers, statements, notices, approvals, extensions or waivers relating to the transactions contemplated hereby, to conduct or cease to conduct all claims of the Holders in connection with this Agreement and to settle all such claims on behalf of all Holders and exercise any and all rights that the Holders are permitted or required to do or exercise under this Agreement in connection with any claim against or by the Holders under this Agreement, in each case, by written direction of the Majority Holders. The appointment and agency created hereby is irrevocable, and shall be deemed to be coupled with an interest. Each Holder shall be deemed to have acknowledged and agreed that, as to all matters with respect to enforcement of such Holder’s rights under this Agreement, the Rights Agent shall act for and on behalf of such Holder and that the Company shall be entitled to rely solely on the Rights Agent as an authorized representative of the Holders with respect to any such matters concerning the Holders arising hereunder.

(c)           Enforcement. The Rights Agent may in its discretion proceed to and shall be entitled and empowered to protect and enforce its rights herein by such appropriate judicial proceedings as the Rights Agent shall deem most effectual to protect and enforce any such rights. The Rights Agent may only proceed to and shall be entitled and empowered to protect and enforce the rights herein for the benefit of the Holders to the extent directed to by the Majority Holders in writing, provided that the Rights Agent shall have the right to decline to follow any such direction if the Rights Agent, being advised by counsel, shall determine that the action or proceeding so directed may not lawfully be taken or if the Rights Agent in good faith by its board of directors, a committee of directors or authorized officers of the Rights Agent shall determine that the action or proceedings so directed would involve the Rights Agent in personal liability or if the Rights Agent in good faith shall so determine that the actions or forbearances specified in or pursuant to such direction would be unduly prejudicial to the interests of Holders not joining in the giving of said direction.

Section 3.2            Certain Rights of Rights Agent. The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations will be read into this Agreement against the Rights Agent. In addition:

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(a)           the Rights Agent may rely and will be protected and held harmless by the Company in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;

(b)           whenever the Rights Agent will deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Rights Agent may rely upon an Officer’s Certificate, which certificate shall be full authorization and protection to the Rights Agent, and the Rights Agent shall, in the absence of breach of this Agreement, bad faith, gross negligence or willful or intentional misconduct on its part, incur no liability and be held harmless by the Company for or in respect of any action taken, suffered or omitted to be taken by it under the provisions of this Agreement in reliance upon such certificate;

(c)           the Rights Agent may engage and consult with counsel of its selection and the written advice of such counsel or any opinion of counsel will be full and complete authorization and protection to the Rights Agent and the Rights Agent shall be held harmless by the Company in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;

(d)           the permissive rights of the Rights Agent to do things enumerated in this Agreement will not be construed as a duty;

(e)           the Rights Agent will not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises;

(f)            the Rights Agent shall not be liable for or by reason of, and shall be held harmless by the Company with respect to, any of the statements of fact or recitals contained in this Agreement or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by the Company only;

(g)           the Rights Agent will have no liability and shall be held harmless by the Company in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution and delivery hereof by the Rights Agent and the enforceability of this Agreement against the Rights Agent assuming the due execution and delivery hereof by the Company); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Agreement;

(h)           the Company agrees to indemnify the Rights Agent for, and hold the Rights Agent harmless against, any loss, liability, claim, demands, suits or expense arising out of or in connection with the Rights Agent’s obligations under this Agreement, including the reasonable and documented out-of-pocket costs and expenses of defending the Rights Agent against any claims, charges, demands, suits or loss incurred by the Rights Agent without negligence, bad faith or willful or intentional misconduct;

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(i)            the Company agrees (i) to pay the fees and expenses of the Rights Agent in connection with this Agreement as agreed upon in writing by the Rights Agent and the Company on or prior to the date hereof and (ii) to reimburse the Rights Agent for all Taxes (other than withholding Taxes owed by Holders) and governmental charges, and reasonable and documented out-of-pocket expenses incurred by the Rights Agent in the execution of this Agreement (other than Taxes imposed on or measured by the Rights Agent’s net income and franchise or similar Taxes imposed on it (in lieu of net income Taxes)) other than, in each case, amounts for which the Rights Agent is liable pursuant to Section 3.2(i). The Rights Agent will also be entitled to reimbursement from the Company for all reasonable and necessary out-of-pocket expenses paid or incurred by it in connection with the administration by the Rights Agent of its obligations under this Agreement. Notwithstanding anything to the contrary contained in this Agreement (including this Section 3.2), the Company will not be responsible to indemnify or hold the Rights Agent harmless against any loss, liability, claim, demands, suits or expense arising out of or in connection with the Rights Agent’s enforcement of the third party beneficiary rights of the Holders in accordance with the written direction of the Majority Holders (which shall be addressed solely by the Holders in accordance with clause (j) below);

(j)           the Rights Agent will be under no obligation to institute any claim, action, suit, audit, investigation or proceeding, or to take any other action likely to result in the incurrence of material expenses by the Rights Agent, unless the Majority Holders (on behalf of the Holders) will furnish the Rights Agent with reasonable security and indemnity for any loss, liability, claim, demands, suits, costs or expenses that may be incurred by it;

(k)           no provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if there shall be reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it;

(l)            the Rights Agent shall not be deemed to have knowledge of any event of which it was supposed to receive notice thereof hereunder, and the Rights Agent shall be fully protected and shall incur no liability for failing to take action in connection therewith, unless and until it has received such notice in writing;

(m)          the Rights Agent shall not be liable for consequential losses or damages under any provision of this Agreement or for any consequential damages arising out of any act or failure to act hereunder in the absence of breach of this Agreement, gross negligence, bad faith or willful or intentional misconduct on its part;

(n)           the Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorney or agents; and

(o)           except by written instruction to the Rights Agent as contemplated by this Agreement, (i) the Rights Agent shall neither be responsible for, nor chargeable with, knowledge of, nor have any requirements to comply with, the terms and conditions of any other agreement, instrument or document to which it is not a party, including the Merger Agreement, nor shall the Rights Agent be required to determine if any Person or entity has complied with any such agreements, instruments or documents, nor (ii) shall any additional obligations of the Rights Agent be inferred from the terms of such agreements, instruments or documents even though reference thereto may be made in this Agreement.

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(p)           Notwithstanding anything herein to the contrary, (i) the sum of any amount paid hereunder by the Company to the Rights Agent, including any indemnification payments or the fees and expenses of, or charged by, the Rights Agent in connection with this Agreement and (ii) any documented out-of-pocket costs or expenses reasonably incurred by the Company in order to carry out its obligations pursuant to Section 4.2 shall be paid by the Rights Agent to the Company out of any Escrow Payment received by the Rights Agent. The Rights Agent shall have no obligation to make any payments to the Company except from funds available from an Escrow Payment prior to the payment of such amount to the Holders.

Section 3.3            Resignation and Removal; Appointment of Successor.

(a)           The Rights Agent may resign at any time by giving written notice thereof to the Company specifying a date when such resignation will take effect, which notice will be sent at least sixty (60) days prior to the date so specified but in no event will such resignation become effective until a successor Rights Agent has been appointed. The Majority Holders (on behalf of the Holders) shall have the right to remove the Rights Agent at any time by specifying a date when such removal will take effect but no such removal will become effective until a successor Rights Agent has been appointed by the Majority Holders (on behalf of the Holders). Notice of such removal will be given by the Majority Holders (on behalf of the Holders) to the Rights Agent, which notice will be sent at least sixty (60) days prior to the date so specified. The Company shall not have the power to remove the Rights Agent.

(b)           If the Rights Agent provides notice of its intent to resign, is removed pursuant to Section 3.3(a) or becomes incapable of acting, the Majority Holders (on behalf of the Holders) will as soon as is reasonably possible appoint a qualified successor Rights Agent who shall be a stock transfer agent of national reputation or the corporate trust department of a commercial bank. Notwithstanding the foregoing, if the Majority Holders (on behalf of the Holders) shall fail to make such appointment within a period of sixty (60) days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent, then the incumbent Rights Agent may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. The successor Rights Agent so appointed will, forthwith upon its acceptance of such appointment in accordance with Section 3.4, become the successor Rights Agent.

(c)           The Company will give notice of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent by mailing written notice of such event by first-class mail to the Holders as their names and addresses appear in the CVR Register. Each notice will include the name and address of the successor Rights Agent. If the Company fails to send such notice within ten (10) days after acceptance of appointment by a successor Rights Agent in accordance with Section 3.4, the successor Rights Agent will cause the notice to be mailed at the expense of the Company.

(d)           The Rights Agent will cooperate with the Company and any successor Rights Agent in connection with the transition of the duties and responsibilities of the Rights Agent to the successor Rights Agent, including transferring the CVR Register to the successor Rights Agent.

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Section 3.4            Acceptance of Appointment by Successor. Every successor Rights Agent appointed hereunder will execute, acknowledge and deliver to the Company and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, will become vested with all the rights, powers, trusts and duties of the Rights Agent. On request of the Company or the successor Rights Agent, the retiring Rights Agent will execute and deliver an instrument transferring to the successor Rights Agent all the rights, powers and trusts of its retiring Rights Agent.

Article IV

COVENANTS

Section 4.1            List of Holders. The Company will furnish or cause to be furnished to the Rights Agent in such form as the Company receives from its transfer agent (or other agent performing similar services for the Company), the names and addresses of the Holders within thirty Business Days of the Effective Time. The CVRs shall be registered in the names and addresses of the Holder as set forth in the applicable letter of transmittal accompanying the Shares surrendered by the Holder thereof in connection with the Merger pursuant to the Merger Agreement (or based on information in the books and records of the Company) and in a denomination equal to the number of Shares so surrendered or computed in accordance with the terms of the Merger Agreement.

Section 4.2            Disputes Relating to Release of Escrows. The Company shall use reasonable best efforts to obtain the maximum amount of Escrow Payments available from the Escrows, including disputing any assertion or claim by any Buyer that Rights Agent is not entitled to the entire amount of the Escrows available as of the Effective Time and challenging in good faith through appropriate administrative or court proceedings any such assertion or claim. The Company shall not settle any dispute with or claim by any Buyer without the prior written consent of the Rights Agent, which consent shall not be unreasonably withheld.

Section 4.3            Company May Not Consolidate, Etc.

(a)           After the Effective Time, the Company shall not consolidate with or merge into any other Person or convey, transfer or lease all or substantially all of its properties to any Person, unless:

(i)           the Person formed by such consolidation or into which the Company is merged or the Person that acquires by conveyance or transfer, or that leases, all or substantially all of the properties and assets of the Company (the “Surviving Person”) shall, by a supplemental contingent value rights agreement or other acknowledgment (x) executed and delivered to the Rights Agent or (y) pursuant to a provision in an agreement between the Company and the Surviving Person to which the Rights Agent is a third-party beneficiary, expressly assume the performance of every covenant and obligation under this Agreement, subject to the conditions herein, on the part of the Company to be performed or observed in the manner prescribed herein; and

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(ii)          the Company has delivered to the Rights Agent an Officer’s Certificate, stating that such consolidation, merger, conveyance, transfer or lease complies with this Section 4.3(a) and that all conditions precedent herein provided for relating to such transaction have been complied with.

(b)           Upon any consolidation of or merger by the Company with or into any other Person in accordance with this Section 4.3(a), the Surviving Person shall succeed to, be substituted for and assume all covenants and obligations of, and may exercise every right and power of, the Company under this Agreement with the same effect as if the Surviving Person had been named as the Company herein, and thereafter the predecessor Person shall be relieved of all covenants and obligations under this Agreement and the CVRs.

(c)           The provisions of this Section 4.3 shall apply to successive transactions and shall apply jointly and severally to all Surviving Persons should any transaction result in multiple Surviving Persons.

Article V

AMENDMENTS

Section 5.1            Amendments Without Consent of Holders.

(a)           Without the consent of any Holders or the Rights Agent, the Company, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes, so long as, in the cases of clauses (ii) through (iv), such amendments do not, individually or in the aggregate, adversely affect the interests of the Holders, or adversely affect the rights, duties, responsibilities or protections of the Rights Agent:

(i)            to evidence the succession of another Person to the Company and the assumption by any such successor of the covenants of the Company herein;

(ii)           to add to the covenants of the Company such further covenants, restrictions, conditions or provisions as the Company shall determine to be for the protection of the Holders;

(iii)          to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement;

(iv)          as may be necessary or appropriate to ensure that the CVRs are not subject to registration under any applicable state securities or “blue sky” laws, the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

(v)           to evidence the succession of another Person as a successor Rights Agent and the assumption by any such successor of the covenants and obligations of the Rights Agent herein in accordance with Sections 3.3 and 3.4; or

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(vi)          any other amendment hereto that does not adversely affect the legal rights under this Agreement of any Holder.

(b)           Notwithstanding anything to the contrary contained herein, the Company and the Rights Agent may enter into any amendment that adversely affects, in any material respect, the Rights Agent’s own rights, duties, responsibilities or protections (whether for consideration or otherwise).

(c)           Without the consent of any Holders, the Company and the Rights Agent, in the Rights Agent’s sole and absolute discretion, at any time and from time to time, may enter into one or more amendments hereto to reduce the number of CVRs in the event any Holder agrees to transfer or renounce such Holder’s rights under this Agreement in accordance with Section 2.6 or Section 6.14, respectively.

(d)           Promptly after the execution by the Company and the Rights Agent of any amendment pursuant to the provisions of this Section 5.1, the Company will mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth in general terms the substance of such amendment; provided, that any failure to notify the Holders shall not affect the validity of such amendment (it being understood that any failure to notify the Holders shall not excuse the Rights Agent from its obligations under this Section 5.1(d)).

Section 5.2            Amendments with Consent of Holders.

(a)           In addition to any amendment pursuant to Section 5.1 (which amendments pursuant to Section 5.1 may be made without the consent of the Holders), with the written consent of the Majority Holders, the Company and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is adverse to the interest of the Holders.

(b)           Promptly after the execution by the Company and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, the Company will mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth in general terms the substance of such amendment.

Section 5.3            Execution of Amendments. In executing any amendment permitted by this Article V, the Rights Agent will be entitled to receive, and will be fully protected in relying upon, an opinion of counsel selected by the Company stating that the execution of such amendment is authorized or permitted by this Agreement. The Rights Agent may, but is not obligated to, enter into any such amendment that affects the Rights Agent’s own rights, privileges, covenants or duties under this Agreement or otherwise.

Section 5.4            Effect of Amendments. Upon the execution of any amendment under this Article V, this Agreement will be modified in accordance therewith, such amendment will form a part of this Agreement for all purposes and every Holder will be bound thereby.

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Article VI

MISCELLANEOUS

Section 6.1            Entire Agreement. This Agreement (and as between the Company and the Holders, together with the Merger Agreement) constitutes the entire agreement between the parties hereto with respect to the subject matter of this Agreement and supersedes any and all prior agreements, negotiations, correspondence, undertakings, understandings and communications of the parties hereto with respect to the subject matter of this Agreement. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between any of the parties hereto.

Section 6.2            Transaction Costs. Except as otherwise provided herein, the parties to this Agreement will pay their own costs and expenses (including legal, accounting and other fees) relating to this Agreement.

Section 6.3            Modifications. Any amendment or modification to this Agreement, including this undertaking itself, shall only be valid if effected by an instrument or instruments in writing and shall be effective against each of the parties hereto that has signed such instrument or instruments. The parties agree that they jointly negotiated and prepared this Agreement and that this Agreement will not be construed against any party on the grounds that such party prepared or drafted the same.

Section 6.4            Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx, UPS or other nationally recognized overnight delivery service, or (iv) when delivered by email (in each case in this clause (iv), solely if receipt is confirmed), addressed as follows:

If to Parent:

TheMaven, Inc.

1500 Fourth Avenue, Suite 200

Seattle, Washington 98101

Attention: James C. Heckman

With a copy (which shall not constitute notice) to:

Golenbock Eiseman Assor Bell & Peskoe LLP

711 Third Avenue, 17th Floor

New York, New York 10017

Attention: Andrew D. Hudders

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If to the Company:

TheStreet, Inc.

14 Wall Street, 15th Floor

New York, New York 10005

Attention: Eric Lundberg

With a copy (which shall not constitute notice) to:

Orrick, Herrington & Sutcliffe LLP

The Orrick Building

405 Howard Street

San Francisco, CA 94105

Attention: Karen Dempsey; Richard Vernon Smith

If to the Rights Agent:

[●]
[●]
[●]
Attn: [NAME]
Email: [#]

With a copy (which shall not constitute notice) to:

[●]
[●]
[●]
Attn: [NAME]
Email: [#]

The Rights Agent, Parent or the Company may specify a different address or email by giving notice in accordance with this Section 6.4, which address or email then shall apply to the notice provisions of this Agreement.

Section 6.5            Notice to Holders. Where this Agreement provides for notice to Holders, such notice will be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at the Holder’s address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, if any, prescribed herein for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder will affect the sufficiency of such notice with respect to other Holders. Where this Agreement provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Rights Agent, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver. In case it shall be impracticable to mail notice to the Holders of any event as required by any provision of this Agreement, then any method of giving such notice as shall be satisfactory to the Rights Agent shall be deemed to be a sufficient giving of such notice.

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Section 6.6            Successors and Assigns. This Agreement will be binding upon, inure to the benefit of and be enforceable by the Company’s successors and assigns. The Rights Agent may not assign this Agreement, in whole or in part, or delegate all or any part of its rights, interests or obligations hereunder without the Company’s written consent. Any attempted assignment of this Agreement or any such rights in violation of this Section 6.6 shall be void ab initio and of no effect.

Section 6.7            Public Announcements. Except as required by Law or by the requirements of any stock exchange on which the securities of a party hereto or any of its Affiliates are listed, no party to this Agreement will make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media with respect to the foregoing without prior notification to the other parties, and the parties to this Agreement will consult with each other and cooperate as to the form, timing and contents of any such press release, public announcement or disclosure.

Section 6.8            Severability. Each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is found to be unenforceable or invalid under applicable Law, such provision will be ineffective only to the extent of such unenforceability or invalidity, and the parties will negotiate in good faith to modify this Agreement so that the unenforceable or invalid provision is replaced by such valid and enforceable provision which the parties consider, in good faith, to match as closely as possible the invalid or unenforceable provision and to achieve the same or a similar economic effect and to give effect to the parties’ original intent. The remaining provisions of this Agreement will continue to be binding and in full force and effect.

Section 6.9            Governing Law. This Agreement, the CVRs, and any claims or causes of action pursuant to it will be governed by and construed in accordance with the laws of the State of Delaware, without regard for its principles of conflict of laws.

Section 6.10          Specific Performance. Each party acknowledges and agrees that the other party would be irreparably damaged if the provisions of this Agreement are not performed in accordance with their terms and that any breach of this Agreement and the non-consummation of the transactions contemplated hereby by either party could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any remedy to which such other party may be entitled under Section 6.11, provisional measures and injunctive relief necessary to protect the possibility of each party to seek specific performance from the other from the tribunal referred to in Section 6.11 can be sought from any court of competent jurisdiction. Each of the parties hereto (a) agrees that it shall not oppose the granting of any such relief and (b) hereby irrevocably waives any requirement for the security or posting of any bond in connection with any such relief (it is understood that clause (a) of this sentence is not intended to, and shall not, preclude any party hereto from litigating on the merits the substantive claim to which such remedy relates).

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Section 6.11          Submission to Jurisdiction.

(a)           Each of the parties hereto irrevocably agrees that any action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other party hereto or its successors or assigns, shall be brought and determined exclusively in the Court of Chancery of the State of Delaware, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the federal courts sitting in the State of Delaware. Each of the parties hereto agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 6.4 or in such other manner as may be permitted by applicable Law, will be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim, or otherwise, in any action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder: (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 6.11; (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(b)           All rights of action with respect to enforcement of the Company’s obligations under this Agreement for the benefit of any Holder may only be enforced by the Rights Agent upon the prior written direction of the Majority Holders to the Rights Agent, and any claim, action, suit, audit, investigation or proceeding instituted by the Rights Agent will be brought in its name as the Rights Agent and any recovery in connection therewith will be for the proportionate benefit of all the Holders, as their respective rights or interests may appear on the CVR Register.

Section 6.12          Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.12.

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Section 6.13          Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition, and no waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty, covenant or agreement hereunder or affect in any way any rights arising by virtue of any such prior or subsequent occurrence. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, and no waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

Section 6.14          Benefits of Agreement. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties, any of their assignees, or any of their respective successors any legal or equitable right, benefit, remedy or claim of any nature under or by reason of this Agreement. Notwithstanding the foregoing, the Holders and the Holders’ successors and assigns pursuant to a Permitted Transfer are intended third-party beneficiaries of this Agreement, provided that the Holders and their successors and assigns pursuant to Permitted Transfers shall only be entitled to enforce their rights hereunder through written direction of the Majority Holders to the Rights Agent to act in accordance with Section 6.11(b). Notwithstanding anything to the contrary contained herein, any Holder or Holder’s successor or assign pursuant to a Permitted Transfer may agree to renounce, in whole or in part, its rights under this Agreement by written notice to the Rights Agent and the Company, which notice, if given, shall be irrevocable.

Section 6.15          Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or by e-mail of a .pdf attachment shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 6.16          Rights Cumulative. All rights and remedies of each of the parties under this Agreement will be cumulative, and the exercise of one or more rights or remedies will not preclude the exercise of any other right or remedy available under this Agreement or applicable Law.

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Section 6.17          Interpretation. (a) The words “hereof”, “herein”, and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (b) the words “date hereof,” when used in this Agreement, shall refer to the date set forth in the Preamble; (c) the terms defined in the singular have a comparable meaning when used in the plural, and vice versa; (d) the terms defined in the present tense have a comparable meaning when used in the past tense, and vice versa; (e) any references herein to a specific Section or Article shall refer, respectively, to Sections or Articles of this Agreement; (f) wherever the word “include”, “includes”, or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”; (g) references herein to any gender includes each other gender; (h) the word “or” shall not be exclusive; (i) the headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof; and (j) the parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 6.18          Termination. This Agreement shall automatically terminate and be of no further force or effect, and the parties hereto shall have no liability hereunder, at such time as no more Escrow Payments may be made to the Company from the Escrows. Notwithstanding the preceding sentence, this Article VI shall survive any termination of this Agreement. Nothing in this Article VI shall relieve or otherwise limit any party of liability for willful breach of this Agreement.

Section 6.19          Parent. Parent shall cause the Company to comply with its obligations under this Agreement.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

Rights Agent: [RIGHTS AGENT]

By:
Name:
Title:

company: TheStreet, Inc.

By:
Name: Eric F. Lundberg
Title: CEO and CFO

Parent:

TheMaven, Inc. (solely for purposes of Section 6.19)

By:
Name: James C. Heckman
Title: CEO

[Signature Page to Contingent Value Rights Agreement]